Triple Net Lease

LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease") is made this 10th day of January, 2019 (the "Effective Date"), between the Landlord and the Tenant named below.

Landlord:	FS Clay, LLC
Landlord's Representative, Address and Phone No.:	Mark W. Kidd 1775 St. James Place Suite 100 Houston, Texas 77056 (713) 968-4601 (O)
Tenant:	Energy Recovery, Inc.
Tenant's Representative, Address and Phone No.:	Nocair Bensalah Vice President, Operations 1717 Doolittle Drive San Leandro, CA 94577 (510)746-2542 (O) (314)239-8865 (M)
Premises:	Approximately 4.46 acres at Clay Road and Katy Hockley Cut Off Road, shown in Exhibit A as Tract 1, attached hereto and made a part hereof for all purposes, together with the office and warehouse/shop building (the "Building") and all other improvements to be constructed on the Land.
Building:	(i) Approximately 5,000 square feet of office space built out on the first floor of the Building; and (ii) approximately 20,200 square feet of space in a warehouse/shop building, located at Energy Park West Business Park ("Project").
Lease Term:	One hundred twenty (120) months after the Commencement Date
Use:	Corporate office, engineering, receiving, storing, assembly, manufacturing (light and heavy), shipping, and selling (but limited to wholesale sales) products, materials and merchandise made and/or distributed by Tenant, research and development of products, and for any other

	lawful purposes as may be incidental thereto, to the extent such complies with all applicable Legal Requirements (defined in Paragraph 3), which Use may meet but shall not exceed a mixed-use building of F-1 Moderate Hazard classification of factory industrial use, S-1 Moderate Hazard Storage, and Group B (Business) occupancy, as these terms are defined by the 2018 International Building Code.
Commencement Date:	The earlier to occur of the date Tenant take possession and occupies the Building (but not for purposes of making initial installations and not for the Early Occupancy described below for the laydown yard) or ten days after the date of Substantial Completion of the Building and as further defined herein.
Base Rent:	Months 1 – 2 $0.00/SF NNN Months 3 – 12 $1.04/SF NNN Months 13 – 24 $1.07/SF NNN Months 25 – 36 $1.10/SF NNN Months 37 – 48 $1.14/SF NNN Months 49 – 60 $1.17/SF NNN Months 61 – 72 $1.21/SF NNN Months 73 – 84 $1.24/SF NNN Months 85 – 96 $1.28/SF NNN Months 97 – 108 $1.32/SF NNN Months 109 – 120 $1.36/SF NNN
Base Rent Escalation:	Three percent (3%) escalation per annum, starting in Month 13.
Abated Net Rent:	The first two (2) months of net rent shall be abated.
Estimate Operating Expenses:	The Base Rental above has been determined on a "Net" Lease basis. In addition to the Base Rent, Tenant will pay its share of Operating Expenses for the Project, which are inclusive of Taxes, Insurance, Common Area Maintenance and Property Association Dues. Tenant's proportionate share of such Operating Expenses as of the Effective Date is 14.4% which is subject to change if, after the completion of the Building, additional buildings or square footage

are constructed in the Project.

2019 Monthly Operating Expenses estimates are as follow:

Real Estate Taxes	$6,783
Insurance	$ 800
Association Dues	$ 200
CAM	$ 450

The Estimated Operating Expenses are for estimation purposes only and are based only upon currently available information (which may change) provided by Tenant (in case of Insurance) and Landlord (In the case of Real Estate Taxes, Association Fees, and Other). The parties agree and acknowledge that, except regarding the following sentence, (i) actual Operating Expenses may differ from the Estimated Operating Expenses; (ii) Landlord disclaims any warranty or representation as to the accuracy of the Estimated Operating Expenses; and (iii) the Estimated Operating Expenses are not binding upon the parties.

Cap on Operating Expenses: Controllable Operating Expenses shall be capped at five percent (5%) per annum, compounded annually on a cumulative basis from the first calendar year following the Commencement Date of the Lease.

Security Deposit: A security deposit of $26,000 shall be due and payable from Tenant to Landlord on date of Lease execution.

Management Fee: Tenant shall pay a management fee equal to three percent (3%) of its monthly Rent to Landlord.

Renewal Option: Two (2) options to extend the Lease by five (5) years each at a 2.5% Base Rent increase from the previous twelve (12) month period with 2.5% annual increases thereafter.

Tenant Broker: Avison Young-Texas, LLC
Attn: Jacob Bravo

	4400 Post Oak Parkway, Suite 1500 Houston, Texas 77027 713-993-7185
Early Occupancy; Laydown Area:	Upon execution of the Lease, Landlord will cooperate with Tenant to cause the construction of a stabilized laydown yard, of approximately 2.23 acres, twenty eight (28) days after the issuance of a construction permit of the laydown yard (the "Lay-down Substantial Completion Date"). Once the stabilized laydown yard is substantially complete, Tenant will occupy and Use the area, and Tenant shall pay rent of $4,000 per month NNN for the use of the yard until Substantial Completion of the Building. All terms and conditions of the Lease Agreement will apply while Tenant is using the stabilized laydown yard, including but not limited to Tenant's insurance obligations and indemnification of Landlord during the construction period.
Addenda:	Exhibit A: The Land Exhibit B: Outline Specifications and Plans Exhibit C: Terms and Conditions for Construction and Delivery of the Facility Exhibit D: Rules and Regulations Exhibit E: Renewal Option Exhibit F: Move-Out Condition

1. Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of the Lease.

2. Tenant Improvements and Acceptance of Premises.

(a) Landlord, at its expense, (and as contingency and requirement for the Commencement Date to occur) will construct, on a build to suit basis, the Building and other improvements to the Premises in accordance with the Outline Specifications and Plans, attached hereto as **Exhibit B**, which may be referred to collectively as *"Improvements"*. To the extent of any conflicts between the terms of **Exhibit B** and the terms of other portions of this Lease, the terms of **Exhibit B** and the Final Plans and Specifications (defined in **Exhibit C**), as modified by Design and Construction Scope Changes (defined in **Exhibit C**) and by Change Orders (defined in **Exhibit C**), shall control. In the event of any conflict between specifications and plans, the specifications (contained in **Exhibit B**, as same may be modified by the Final Plans and Specifications, by Design and Construction Scope Changes, and by Change Orders) will control. Notwithstanding the foregoing, however, Landlord shall not be responsible to pay for increases in the cost of Improvements (as set forth on **Exhibit B**) arising in connection with Design and Construction Scope Changes or Change Orders required by Tenant after approval of the Outline Specifications and Plans and after Tenant's approval of the costs thereof, and Tenant shall pay for such increases (unless Landlord expressly agrees to pay for such increases). The Improvements will be completed in a good and workmanlike manner and comply with all applicable laws, ordinances, rules and regulations of governmental authorities. The Premises will be constructed in accordance with the Terms and Conditions of Construction and Delivery of the Facility attached hereto as **Exhibit C** sometimes referred to herein as the *"Construction Rider"*.

(b) After Landlord has completed the Improvements in accordance with this Lease, including **Exhibits B** and **C**, Tenant shall accept the Premises in its condition on the Commencement Date, or as soon thereafter as delivered to Tenant, subject to all applicable laws, ordinances, regulations, covenants and restrictions, subject to Landlord's repair, maintenance, and warranty obligations in this Lease. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes, however, to the Landlord's knowledge, the Premises are zoned for the Use. Except as set forth in Paragraph 11 (Landlord's Repairs), and Landlord's representations regarding the Premises in Paragraph 29(b), and subject to Landlord's initial construction of the Premises and any warranty related to such construction, in no event will Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises will be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for any items that are Landlord's responsibility under Paragraph 11 (Landlord's Repairs), warranties, and other obligations in the Lease, latent defects and any Punch List items agreed to in writing by Landlord and Tenant.

(c) The Commencement Date will be the earlier of:

(i) the date Tenant takes possession and occupies the Premises (but excluding occupancy under the Early Occupancy of the laydown yard) ; or

(ii) ten days after the date of Substantial Completion of the 'Premises of the Improvements.

If the Commencement Date would be a Saturday, Sunday, or Holidays the Commencement Date will be the first business day following that Saturday, Sunday, or Holiday. As used in the prior sentence, *"Holiday"* means any of New Year's Day, Memorial Day, July Fourth, Labor Day, Thanksgiving Day, and Christmas Day.

Within thirty (30) days after the Commencement Date, the Parties will confirm in writing the Commencement Date of this Lease and its expiration date.

(d) Substantial Completion. Landlord will use commercially reasonable efforts to achieve Substantial Completion of the Improvements to the Premises by the date six (6) months after the later to occur of (i) the Effective Date of this Lease and (ii) the approval of all required governmental permits and Landlord's receipt thereof (the *"Target Date"*). As used herein, *"Substantial Completion"* means:

(i) completing the Improvements in accordance with the Final Plans and Specifications and applicable laws so that (A) Tenant can use the Premises for their intended purposes without interference, except in an immaterial manner, to Tenant conducting its ordinary business activities, and (B) the only incomplete items are telecommunication service (which is the responsibility of Tenant, unless the absence of telecommunication service is caused by Landlord) and minor or insubstantial details of construction, mechanical adjustments, or finishing touches like touch-up plastering or painting;

(ii) securing a temporary or permanent certificate of occupancy/compliance from the local municipality for the Tenant's intended Use, if such certificate is a Legal Requirement (as that term is hereinafter defined);

(iii) Tenant, its employees, agents, and invitees, have ready access to the Premises through the lobby, entranceways, elevators, and hallways and use of exterior areas, including parking and access to public roads;

(iv) the decoration, fixtures, and equipment to be installed by Landlord are installed and in good operating order;

(v) to extent the following items are specified by the Final Plans and Specifications (as the same may be modified by Design and Construction Scope Changes or Change Orders), the following items are installed, permitted (to the extent applicable permits are issued in the jurisdiction), and in good operating order: (A) office (including walls, flooring, ceiling, lighting, fixtures, etc.), (B) elevators, HVAC, water, sewer, and electric utilities, fire suppression system, and plumbing serving the Premises, (C) the doors, windows and hardware; (D) warehouse/shop, (E) storage yard, parking areas and drives, and (F) fencing; and

(vi) the Premises are broom clean and yard mowed.

PROVIDED, HOWEVER, even if a certificates of occupancy/compliance are not issued in the jurisdiction, or if issuance of a certificate of occupancy/compliance (temporary or otherwise, if required) depends on work that is not Landlord's responsibility to complete under this Lease, then Substantial Completion of the Facility will be deemed to have occurred for all purposes when all facilities comprising the Premises (excluding Deferred Work, as defined in **Exhibit C**) are completed in substantial conformity with the Final Plans and Specifications (as the same may be modified by Design and Construction Scope Changes or Change Orders) to the point at which any incomplete or Punch List Items (as defined in **Exhibit C**) remaining do not interfere with Tenant's Use and occupancy of the Premises for its intended purposes. The occurrence of Substantial Completion will be established prima facie by certification thereof in good faith by Landlord's project architect or engineer unless Tenant disputes the same in good faith by written notice to Landlord. Substantial Completion shall not be delayed or affected by Punch List Items.

(e) Inspection and Punch List. Before the Commencement Date, the Parties will inspect the Premises (including the Improvements), have all systems demonstrated, and prepare a Joint Punch List in accordance with Section 1(H) of **Exhibit C**.

(f) Warranty. Landlord guarantees that all workmanship, equipment, and materials incorporated in the Improvements will be of such quality, as specified in this Lease in substantial compliance with the Final Plans and Specifications and if not specified then of good and merchantable and new quality and suited to the intended purpose, and free of defects for a period of one (1) year after Substantial Completion of the Premises.

(g) Tenant Entry. Provided that Tenant complies at all times with the provisions and requirements of this Lease (other than the obligation to pay Rent and, except as provided for below, the obligation to pay additional rent), upon prior written notice and coordination with Landlord (or Landlord's property manager), Tenant may enter upon the Premises to install trade fixtures and furnishings and telecommunications systems and to make the Premises ready for the conduct of Tenant's business, provided, however, that Tenant does not interfere with or delay Landlord's completion of construction of the Improvements), and provided further that such contractors as Tenant may engage to undertake such installations and other preparatory work shall be subject to Landlord's reasonable written approval prior to engagement and that Tenant shall undertake such installations and other preparatory work only with such labor organization affiliation or lack of affiliation as Landlord may approve. However, Landlord does not assume responsibility for the availability of any services during the period prior to the Commencement Date. Such early entry by Tenant, its agents, employees, and contractors will be at Tenant's sole risk. All rights of Tenant under this Paragraph 2(g) will be subject to the requirements of all applicable building codes and zoning requirements, as well as all rules and regulations affecting construction of the Premises. Landlord has the right to impose such additional conditions on the early entry by Tenant, its agents, employees, or contractors as Landlord, in its reasonable discretion, deems appropriate. In addition to the foregoing, Tenant will enter and occupy the laydown yard of the Premises after such yard is completed, and shall pay rent of $4,000 per month during such occupancy, without the Lease Commencement Date occurring for such occupancy. Landlord will have the right to require Tenant to execute an early entry agreement consistent with this Lease and identifying any additional conditions. If Landlord fails to deliver

the laydown area to Tenant for occupancy by the Laydown Substantial Completion Date, Landlord shall pay to Tenant late damages in the amount of $4,000 per week (prorated on a daily basis, as applicable) until the laydown yard is substantially complete. If any such payments are due because of the late delivery of the laydown yard, such payments will be in the form of rent abatement for the laydown yard and Premises, if necessary.

(h) Measurement of Premises. When the Final Plans and Specifications are approved by Tenant and Landlord, as provided in **Exhibit C**, the Parties, if desired, may stipulate the square footage of the Premises, as set forth in the Final Plans and Specifications by mutual agreement, subject to the remainder of this Paragraph. When the footings and foundation for the Building are constructed, the Design-Builder (through its architect) shall certify the measurements of the same to Landlord and Tenant and state the Building as constructed on such foundation will comply with the square footage in the Final Plans and Specifications, or will identify any variance thereof. After such measurement, the Parties will memorialize the stipulated square footage for purposes of determining Base Rent and other elements of this Lease, and provided the architect, on completion, certifies the actual square footage, as constructed, is within 200 square feet of the stipulated square footage (provided, that the square footage for the office space is certified to be no less than 5,000 square feet), such stipulated number shall be used for this Lease. If the Parties do not stipulate the square footage of the Premises in such manner, then, after Substantial Completion of the Building, the final measurement of the Building will be determined in accordance with the method of measuring rentable area of office space and warehouse space as specified in the standard method of measuring floor area in such buildings published by the Building Owners and Managers Association International ("*BOMA*"), in ANSI Z 65.1-2010, Method B and a survey or plat. Landlord shall cause such measurements to be made, at Tenant's cost. Prior to the Lease Commencement Date, Landlord shall furnish Tenant with the final measurements of the Building and Landlord's calculations for same, for approval by Tenant. The purpose of the measurement pursuant to this Subsection is to provide such square footage to calculate Base Rent as set forth in page 2.

3. **Use.** The Premises shall be occupied and used by the Tenant only for the Use defined on page 1. Tenant may not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to any use that would damage the Premises. Tenant shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act applicable to Tenant's use, orders, judgments, ordinances, regulations, codes, directives, permits, environmental regulations, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, "*Legal Requirements*"). The Premises may not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within the Premises that are required by Legal Requirements related to Tenant's use or occupation of the Premises. Any occupation of the Premises by Tenant prior to the Commencement Date will be subject to all obligations of Tenant under this Lease. At Commencement, Landlord warrants the Building shall comply with Legal Requirements.

4. Rent. Tenant shall pay Rent in the amount set forth above. Tenant promises to pay to Landlord in advance, without demand, abatement, deduction or set-off, except as may be expressly provided in this Lease, monthly installments of Rent on or before the first day of each calendar month following the Commencement Date. The payment of the Rent for the first (1st) month and Security Deposit shall be due and payable upon Tenant's delivery of this executed Lease to Landlord. All payments required to be made by Tenant to Landlord under this Lease are payable at the address listed above or at such address as Landlord may specify from time to time by written notice delivered in accordance with this Lease.

5. Late Charges. Tenant's failure to pay Rent promptly may cause Landlord to incur unanticipated costs. The exact amounts of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, or mortgage deed of trust encumbering the Property. Therefore, if Landlord does not receive any Rent payment within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to four percent (4%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

6. Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon each occurrence of an Event of Default (hereafter defined), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant within thirty (30) days after the expiration of the Lease Term provided that Tenant's obligations under this Lease have been fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord's obligations under this Paragraph 6 and delivery of the Security Deposit to such person or entity by the Landlord.

7. Utilities/Net Lease.

(a) Tenant will pay for all water, gas, electricity, heat, light, power, telephone, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities which are the responsibility of Tenant as end user, and water and storm and/or sanitary sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider (whether billed directly to Tenant or to Landlord), together with any taxes, penalties, or charges pertaining to Tenant's consumption of utilities at the Premises. No interruption or failure of utilities shall constitute an eviction or disturbance of Tenant's use and possession of the Premises or a breach of any of Landlord's obligations or render Landlord liable for damages or entitle Tenant to be relieved from any of its obligations (including the obligation to pay Rent) except as provided herein. In the event of any interruption or malfunction, Landlord shall use its best efforts to restore service when restoration is within its

reasonable control. However, if any utility or other services are interrupted to such an extent that Tenant's use of or operations in the Premises are adversely affected (an "*Interruption*") and to the extent that the Interruption arises from the actions or negligence of Landlord or its agents, employees, or contractors, then Rent shall abate or be reduced, as the case may be, after expiration of the Eligibility Period for such time that the use or operations of Tenant in the Premises continue to be adversely affected, in the proportion that the rentable area of the portion of the Premises that is adversely affected bears to the rentable area of the Premises. The "*Eligibility Period*" means the continuance of an Interruption for more than one business day.

(b) It is the purpose and intent of the parties that the Rent payable under this Lease be absolutely net to Landlord so that the monthly Rent and other additional rents hereunder are received free of any costs associated with the Premises other than (i) Landlord's mortgage indebtedness, if any, and (ii) Landlord's repair obligations under Paragraph 11 hereof or elsewhere in this Lease, and that Tenant shall pay its proportionate share of all other costs and expenses whatsoever relating to the operation, maintenance, insuring, licensing, or use of the Premises. Tenant shall carry out all obligations and responsibilities of Tenant under the terms of this Lease Agreement at its sole cost and expense.

8. Taxes/Net Lease.

(a) Tenant shall be responsible for payment of Taxes (as hereinafter defined) during the Lease Term. "*Taxes*" shall mean and include all taxes, assessments, water and sewer rents and other governmental impositions, levies and charges of every kind and nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, tax protest fees and each and every installment thereof, which shall or may during the Term, be levied, assessed or imposed against, or become due and payable or a lien upon the Premises, or arise in connection with the use, occupancy or possession of or be due and payable out of, or for, the Premises or any part thereof, excluding any inheritance, estate, succession, transfer, gift, income or franchise taxes of Landlord.

(b) Any Taxes relating to a period, a part of which period is included within the Term of this Lease, and a part of which is included in a period of time prior to the commencement of or after the termination of the Term of this Lease, shall (whether or not the Taxes are assessed, levied, confirmed, imposed or become a lien upon the Premises, or become payable, during the Term of this Lease) be adjusted as between Landlord and Tenant as of the Commencement Date or (as the case may be) as of the date of termination of the Term of this Lease, so that Landlord shall pay that proportion of the Taxes which is equal to the proportion that the part of the fiscal period included in the period of time before the Commencement Date or (as the case may be) after the termination of the Term of this Lease bears to the fiscal period, and Tenant shall pay the remainder thereof.

(c) If at any time during the Lease Term, a tax or excise on Rents or other tax, however described, is levied or assessed against Landlord by any lawful taxing authority on account of Landlord's interest in this Lease or the Rents or other charges reserved hereunder, as substitute in whole or in part for, or in addition to the Taxes described above, Tenant agrees, to the maximum extent permitted by law, to pay Landlord upon demand as additional Rent, and in addition to the Rent and other charges prescribed in this Lease, the amount of such tax or excise.

In the event any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.

(d) At Landlord's discretion, or if Landlord is required to escrow Taxes and insurance with Landlord's mortgage lender (the *"Landlord's Mortgagee"*), Tenant shall deposit with Landlord or the Landlord's Mortgagee, contemporaneous with monthly payments of Rent under Paragraph 4, Landlord's good faith estimate of one-twelfth (1/12th) of the annual sums due and payable by Tenant as Tax and insurance impositions. If Tenant pays Taxes or insurance in monthly installments as set forth in this paragraph, the provisions in Paragraph 37 shall apply.

(e) Tenant shall pay before delinquency any and all taxes levied, assessed or imposed upon Tenant's leasehold improvements, fixtures, furniture, appliances and personal property installed or located in the Premises. If any such taxes are levied against Landlord or the Premises or if the assessed value of the Premises is increased by inclusion of the above-mentioned items and Landlord elects to pay the taxes based on the increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is liable under this Lease.

(f) During the Term, after Landlord obtains the tax bills or notices of assessments, as applicable, for the Project, if Landlord does not elect to contest any increase in the Taxes, Landlord shall notify Tenant and provide the reasons why Landlord elects not to contest such Taxes. If the Premises are, in the future, taxed as a separate tax parcel, and if Landlord elects not to contest the Taxes for the Premises, Tenant may elect to contest the Taxes for the Premises only (and not other portions of the Project), and Landlord will reasonably cooperate with Tenant in such proceeding. Any cost savings resulting from any contest of Taxes shall act as a reduction or refund to the amount of Taxes owed by Tenant. During any period of full or partial tax abatement, if applicable, Landlord and Tenant shall take actions required to preserve the benefit of such tax abatement.

9. **Tenant's Insurance.** During the Lease Term, Tenant shall obtain and maintain, at Tenant's sole cost and expense, the insurance coverage described below:

(a) Tenant shall obtain and keep in force and effect during the Lease Term a policy or policies of all risk property insurance covering loss or damage to the Premises, for its full insurable value, as determined by Landlord and/or Landlord's Mortgagee based on insurance standards, providing protection against all customary perils included within the classification of fire and extended coverage, vandalism, flood insurance, malicious mischief, all risk coverage, boiler and machinery and sprinkler leakage coverage, along with rental loss coverage of twelve (12) months of coverage. Such policy shall also include a replacement cost coverage endorsement and must meet all co-insurance requirements of the insured. The insurance policy will also provide for payment for loss to Landlord and/or Landlord's Mortgagee (or both).

(b) Tenant, at its expense, shall maintain during the Lease Term: all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant's expense; worker's compensation insurance with not less than the minimum limits required by law (with a waiver of subrogation endorsement in favor of Landlord); employer's liability insurance with such limits as required by law; and commercial

general liability insurance, with a minimum limit of $2,000,000 per occurrence and a minimum umbrella limit of $3,000,000, for a total minimum combined general liability and umbrella limit of $5,000,000 for property damage, bodily injuries, or deaths of persons occurring in or about the Premises. Landlord, on its own initiative or upon the request of Landlord's Mortgagee, may from time to time require reasonable increases in any such limits consistent with comparable buildings similarly situated. The commercial general liability policies shall name Landlord as an additional insured, be issued on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless ten (10) days' prior written notice has been given to Landlord, contain a contractual liability endorsement and a waiver of subrogation endorsement in favor of Landlord and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be excess and secondary over Tenant's policies). Tenant thereof shall deliver such policies or certificates to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of the insurance.

(c) If Tenant provides any insurance required by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Premises.

10. Waiver of Claims and of Subrogation. LANDLORD AND TENANT EACH HEREBY RELEASES AND WAIVES ALL CLAIMS, RIGHTS OF RECOVERY AND CAUSES OF ACTION THAT EITHER PARTY (OR ANY PARTY CLAIMING BY, THROUGH OR UNDER SUCH PARTY), DIRECTLY OR BY SUBROGATION OR ASSIGNMENT, MAY NOW OR HEREAFTER HAVE AGAINST THE OTHER PARTY (OR ANY OF THE OTHER PARTY'S DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS) FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE PREMISES, THE LEASEHOLD IMPROVEMENTS OR ANY OF THE CONTENTS OF ANY OF THE FOREGOING OCCURRING BY REASON OF FIRE OR OTHER CASUALTY OR RESULTING FROM ANY OTHER CAUSE (INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF THE WAIVING PARTY OR THE NEGLIGENCE OF THE OTHER PARTY OR THE NEGLIGENCE OF EITHER PARTY'S DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS) THAT COULD HAVE BEEN INSURED AGAINST UNDER THE TERMS OF (a) A STANDARD FIRE AND EXTENDED COVERAGE INSURANCE POLICY, WITH VANDALISM AND MALICIOUS MISCHIEF ENDORSEMENT AND SPRINKLER LEAKAGE ENDORSEMENT (WHERE APPLICABLE) OR ALL-RISK INSURANCE POLICY, INCLUDING, WITHOUT LIMITATION, ANY POLICY REQUIRED TO BE MAINTAINED HEREUNDER, OR (b) ANY OTHER LOSS THAT IS COVERED BY INSURANCE OF THE PARTY SUFFERING THE LOSS. The waiver set forth in this Paragraph 10 precludes all rights of recovery of third parties by way of subrogation or assignment, but does not apply to any deductible amount up to and including $10,000 (but no larger deductible amount) on insurance policies carried by Landlord or Tenant.

11. Landlord's Repairs. Subject to Paragraph 16 hereof, Landlord shall maintain, at its expense, the structural soundness of the roof and structure of the Building (including exterior walls) and structural exterior drives and parking areas in good repair excluding reasonable wear and tear, replacements for uninsured losses and to the extent of damages or injury caused by

Tenant, its employees, servants, agents, contractors, customers, visitors, invitees, or misuse, abuse or improper operation of the Premises. The term *"walls,"* as used in this Paragraph 11, does not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers or office entries. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 11. Tenant's failure to timely notify Landlord shall not release Landlord from responsibility for the repair, but Tenant will be responsible to the extent of any additional damage, aggravated conditions, or increased work resulting from delay in notification. Once written notice has been received by Landlord, in accordance with Paragraph 25 below, Landlord will have thirty (30) days, to make the required repair, or such longer period as may be needed provided Landlord has commenced the repair in such 30-day period and proceeds diligently thereafter to complete the repair.

12. Tenant's Repairs. Subject to Landlord's repair obligations described in Paragraph 11 and subject to the provisions of Paragraph 15 (Condemnation) and Paragraph 16 (Restoration) and other requirements of Landlord in this Lease (including without limitation construction and warranty of the Improvements), Tenant, at its expense, shall repair and maintain the Premises in good condition, except for ordinary wear and tear. The repairs include repairs whose benefit may extend beyond the Lease Term. Tenant also shall maintain, at its expense, in good order, condition and repair, the driveways, sidewalks, parking lots and landscaping installed by Landlord or Tenant on the Premises and be responsible for removing any trash or debris in any of such areas. Heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into by Tenant or, at Landlord's election, by Landlord. Tenant will provide to Landlord copies of the maintenance contracts. The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord. If Tenant fails to perform any repair for which it is responsible, Landlord may after written notice to Tenant and Tenant's failure to cure within thirty (30) days thereafter perform the work and shall be reimbursed by Tenant within ten (10) business days after receipt of Landlord's written demand, with supporting documentation. Subject to the provisions of Paragraph 15 (Condemnation), Paragraph 16 (Restoration), Paragraph 10 (Waiver of Subrogation) and ordinary wear and tear, Tenant shall bear the full cost of any repair to any part of the Premises to the extent that results from damage caused by Tenant, its agents, contractors or invitees.

13. Tenant-Made Alterations and Trade Fixtures.

(a) Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (*"Tenant-Made Alterations"*) shall be subject to Landlord's prior written consent, which consent may not be unreasonably withheld, conditioned, or delayed. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct concurrently with the Tenant-Made Alterations at its expense, any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations. All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials may be used. All plans and specifications for any Tenant-Made Alterations are to be submitted to Landlord for its written approval. Landlord may monitor construction of the Tenant-Made Alterations. Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and

specifications or construction comply with Legal Requirements. Tenant shall provide Landlord with the identities and mailing addresses of all contractors and subcontractors performing work or supplying materials, prior to beginning the construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord's property, except to the extent Landlord has required removal at Tenant's expense of any such items at the expiration of termination of the Lease (such requirement to be made when Landlord consents to such alteration). Tenant will repair and pay for any damage caused by the removal. Notwithstanding the foregoing, no consent by Landlord shall be required for any Tenant-Made Alterations which solely affect the interior of the Premises and which do not affect any structural element of the land or Buildings, provided the cost of such Tenant-Made Alterations do not exceed $50,000 in any twelve-month period ("*Permitted Alterations*")

(b) Tenant, at its own cost and expense and without Landlord's prior approval, may erect shelves, bins, machinery and trade fixtures (collectively *"Trade Fixtures"*) used in the ordinary course of its business provided that the items do not overload or damage the Premises, and may be removed without material injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord's requirements set forth above. Tenant may remove its Trade Fixtures, supplies, movable office furniture and equipment to the Building provided: (a) removal is made prior to the expiration or termination of this Lease; (b) Landlord has not given notice to Tenant that Tenant is in default of any obligation or covenant under this Lease at the time of removal and such default continues beyond the expiration of any applicable cure period; and (c) Tenant promptly repairs all damage caused by removal. All other non-movable property at the Premises and any alteration or addition to the Premises and any other article permanently attached or affixed to the floor, wall or ceiling of the Premises will remain upon and be surrendered with the Premises at the expiration or termination of this Lease, Tenant hereby waiving all rights to any payment or compensation thereof. If however, Landlord so requests in writing, Tenant will, on expiration or termination of this Lease, remove any and all Trade Fixtures, in the Premises and will repair any damage caused by the removal. If any property not belonging to Landlord remains at the Premises after the expiration or termination of this Lease, Tenant hereby authorizes Landlord to dispose of the property as Landlord desires without liability to Tenant if the property belongs to Tenant. If the property does not belong to Tenant, Tenant agrees to indemnity and defend and hold Landlord harmless from all suits, actions, liability, loss, damages and expenses in connection with any removal, exercise of dominion over and/or disposition of the property by Landlord.

14. Signs. Tenant may not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type that can be viewed from the exterior of the Premises, without Landlord's prior written consent, which consent may not be unreasonably withheld, conditioned, or delayed. Upon surrender or vacating of the Premises, Tenant shall have removed all signs, and leave the Building fascia surface to which Tenant's signs are attached in near the same condition as on the Commencement Date, ordinary wear and tear excepted. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. All signs, decorations, advertising, media, blinds, draperies and other window treatments, or bars or other security installation visible from outside

the Premises are subject to Landlord's approval, which approval may not be unreasonably withheld, conditioned, or delayed, and must conform in all respects to Landlord's reasonable requirements. Notwithstanding the foregoing, as part of the Improvements, Tenant and Landlord shall mutually approve the initial exterior signage to be installed for the Building and for Tenant.

15. Condemnation. If any part of the Premises is to be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain or by private sale in lieu thereof (a *"Taking"* or *"Taken"*), and the Taking would prevent or materially interfere with Tenant's use of the Premises, Tenant may, by written notice to Landlord, terminate this Lease as of the date of the Taking, and Tenant agrees to give Landlord as much notice as possible, and the Rent and additional rent will be apportioned as of the date of the Taking. If the Taking in Landlord's judgment would materially interfere with or impair Landlord's ownership of the Premises, then upon written notice by Landlord this Lease will terminate as of the date of the Taking, and the Rent and Additional Rent shall be apportioned as of that date. If part of the Premises is Taken, and this Lease is not terminated as provided above, the Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking for the land and all Improvements paid for Landlord without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, such award, except, however, if a single award is made for the total value of all interests in the Premises, Tenant has the right, to the extent that Tenant's claim does not diminish Landlord's award for its interest as so described, to receive a portion of the award against the condemning authority (but not Landlord) for such compensation as may be awarded or recoverable by Tenant for moving expenses, damage to Tenant's Trade Fixtures, any Improvements paid for by Tenant and all Tenant-Made Alterations (the "*Tenant Damages*"). If the condemning authority allows multiple awards, Tenant will make a separate claim for such Tenant Damages. Any award for a temporary Taking belongs solely to Tenant.

16. Restoration. If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within sixty (60) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed six (6) months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than thirty (30) days after Landlord's notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take six (6) months or less, then, to the extent of receipt of insurance proceeds, Landlord shall promptly restore the Premises excluding the improvements installed by Landlord and paid by Tenant or installed by Tenant, subject to delays arising from Force Majeure events. Tenant, to the extent of receipt of insurance proceeds, shall promptly perform, subject to delays arising from the collection of insurance proceeds or from Force Majeure events, all repairs or restoration to Tenant's Trade Fixtures or personal property and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair the damage. Rent shall be abated for the period of repair and restoration in the proportion which the area of the Building, if any, which is not usable by Tenant bears to the total area of the Building. Such abatement shall be the sole remedy of Tenant, and except as provided in this Lease, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

17. Assignment and Subletting.

(a) Tenant shall not assign or in any manner transfer this Lease, or any estate or interest therein, or sublet the Premises, or any part thereof, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Further, it is the intent of this Paragraph 17 that Tenant be incapable of effectuating an assignment of this Lease or sublease of the Premises which would be prohibited by this Paragraph 17 if done directly, by accomplishing such assignment or subletting indirectly, or through one or more intermediate steps. Consent by Landlord to one or more assignments or subletting shall not operate as a waiver of Landlord's rights as to any subsequent assignments and subletting.

(b) The following transactions will also require Landlord's prior written consent:

(i) An imposition (whether or not consensual) of a lien, mortgage, or encumbrance upon Tenant's leasehold interest or right or interest under this Lease;

(ii) An arrangement (including, without limitation, management agreements, concessions, and licenses) which allows the use and occupancy of all or part of the Premises by anyone other than Tenant;

(c) Upon Landlord's receipt of Tenant's written notice of a desire to assign or sublet the Premises, or any part thereof except to a Permitted Transferee (as defined below), Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice, terminate this Lease with respect to the space described in Tenant's notice, as of the date specified in Tenant's notice for the commencement of the proposed assignment or sublease. If Landlord gives written notice that Landlord terminates this Lease with respect to the space described in Tenant's notice, Tenant may by written notice to Landlord within fifteen (15) days after receipt of Landlord's notice of termination, withdraw the request for consent and maintain this Lease in full force and effect and thereafter Landlord's notice of termination shall be null and void and no longer have any force or effect.

(d) Notwithstanding any assignment or subletting, Tenant will at all times remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant's other obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such assignments or subletting). Any person who shall, by operation of law, or otherwise, become an assignee of Tenant under this Lease, or become vested with Tenant's leasehold interest hereunder, or a portion thereof, shall be bound by and liable for all covenants and provisions contained in this Lease, whether of the nature of covenants ordinarily running with the Land or not, but neither Tenant, nor any subsequent tenant whose interest is assigned or divested, shall be relieved of liability hereunder except by an express, written release from liability executed in writing by Landlord. In case of any transfer or vesting of the leasehold interest hereunder or any part thereof, either through foreclosure proceedings or otherwise by operation of law, it shall be a condition of the validity of such transfer or vesting of interest that, if so requested by Landlord, any person or persons claiming the leasehold interest hereunder or any part thereof so derived shall promptly execute and deliver to Landlord a written assumption of the obligations of Tenant hereunder, in such form that such person or persons shall thereupon

be bound by and liable for all covenants and provisions of this Lease on the part of Tenant, to the same extent as was the original Tenant. Except for a transaction with a Permitted Transferee, if the Rent due and payable by a subtenant or assignee exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder net 50% excess rental after deducting all costs of Tenant pertaining to such sublease or assignment within ten (10) days following receipt thereof by Tenant.

(e) If this Lease is assigned or if the Premises are subleased (whether in whole or in part), or in the event of the mortgage, pledge, or hypothecation of Tenant's leasehold interest or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, subtenant, mortgagee, pledge, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and apply the amount collected to the next Rent payable hereunder. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(f) Notwithstanding anything to the contrary, no consent of Landlord shall be required for an assignment or sublease (and Tenant may assign or sublease) to a subsidiary of Tenant, to a parent of Tenant, to an entity which is under common control with Tenant (any such subsidiary, parent or entity under common control being an "*Affiliate*"), to any transfer occurring by operation of law, or, in the event of a change in ownership status, to any entity that merges with or acquires all or substantially all of the assets of Tenant or to a reorganized entity of Tenant (any of which is a "*Permitted Transferee*")

(g) Landlord may assign, convey, or otherwise transfer its right, title, and interest in this Lease and/or in the Premises or the Project without the consent of Tenant. The term "*Landlord*", so far as the covenants and obligations of Landlord are concerned, shall be limited to mean only the owner of the Premises at the time in question. Upon any transfer of the title to the Premises, and specific assumption in writing of this Lease by the transferee, the transferor shall automatically be relieved from all liability with respect to any obligations on the part of Landlord thereafter to be performed but not for obligations prior to the transfer. Any security given by Tenant to secure performance of its obligations hereunder shall be assigned and transferred to the transferee, and Landlord shall be relieved of any further liability with respect thereto. In the event of any such transfer, assignment, or sale by Landlord, Tenant agrees to be bound to and shall attorn to such transferee, assignee, or purchaser as if such transferee, assignee, or purchaser were the original Landlord hereunder.

18. Indemnification. EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, ITS AGENTS, OFFICERS, DIRECTORS, EMPLOYEES OR CONTRACTORS, AND TO THE EXTENT PERMITTED BY LAW, TENANT AGREES TO INDEMNIFY AND DEFEND AND HOLD HARMLESS LANDLORD, AND LANDLORD'S AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) (COLLECTIVELY, "*LOSSES*") RESULTING FROM CLAIMS BY THIRD PARTIES FOR INJURIES AND/OR DEATH TO ANY PERSON AND

DAMAGE TO OR THEFT OR MISAPPROPRIATION OR LOSS OF PROPERTY OCCURRING IN OR ON THE PREMISES AND ARISING DURING THE LEASE TERM FROM TENANT'S USE AND OCCUPANCY OF THE PREMISES OR FROM ANY ACTIVITY, WORK, OR THING DONE, DETERMINED OR SUFFERED BY TENANT IN OR ON THE PREMISES OR DUE TO ANY OTHER ACT OR OMISSION OF TENANT, ITS SUBTENANTS, ASSIGNEES, INVITEES, EMPLOYEES, AND AGENTS. DURING THE LEASE TERM. THE FURNISHING OF INSURANCE REQUIRED HEREUNDER DOES NOT LIMIT TENANT'S OBLIGATIONS UNDER THIS PARAGRAPH 18.

EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT, ITS AGENTS, OFFICERS, DIRECTORS, EMPLOYEES OR CONTRACTORS, AND TO THE EXTENT PERMITTED BY LAW, LANDLORD AGREES TO INDEMNIFY AND DEFEND AND HOLD HARMLESS TENANT, AND TENANT'S AGENTS, OFFICERS, DIRECTORS, AND EMPLOYEES, FROM AND AGAINST ANY AND ALL LOSSES RESULTING FROM CLAIMS BY THIRD PARTIES FOR INJURIES AND/OR DEATH TO ANY PERSON AND DAMAGE TO OR THEFT OR MISAPPROPRIATION OR LOSS OF PROPERTY OCCURRING IN OR ON THE PREMISES TO THE EXTENT ARISING FROM LANDLORD'S WORK, USE OR OCCUPANCY OF THE PREMISES OR FROM ANY NEGLIGENCE OF LANDLORD, ITS ASSIGNEES, EMPLOYEES, CONTRACTORS AND AGENTS. FROM THE EFFECTIVE DATE OF THIS LEASE THROUGH SUBSTANTIAL COMPLETION OF THE PREMISES AND LANDLORD'S WORK.

AFTER SUBSTANTIAL COMPLETION OF THE PREMISES, LANDLORD, EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT, ITS AGENTS, OFFICERS, DIRECTORS, EMPLOYEES OR CONTRACTORS, AND TO THE EXTENT PERMITTED BY LAW, LANDLORD AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS TENANT, AND TENANT'S AGENTS, OFFICERS, DIRECTORS, AND EMPLOYEES, FROM AND AGAINST ALL LOSSES RESULTING FROM CLAIMS BY THIRD PARTIES FOR INJURIES AND/OR DEATH TO ANY PERSON AND DAMAGE TO OR THEFT OR MISAPPROPRIATION OR LOSS OF PROPERTY OCCURRING IN OR ON THE PREMISES TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OF LANDLORD, ITS ASSIGNEES, EMPLOYEES, AND AGENTS IN CONNECTION WITH ITS WORK, USE OR OCCUPANCY OF THE PREMISES.

THE FURNISHING OF INSURANCE REQUIRED HEREUNDER DOES NOT LIMIT LANDLORD'S OBLIGATIONS UNDER THIS PARAGRAPH 18.

19. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make any repairs required or permitted under this Lease and for any other business purpose. Except in emergencies, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally but at least two (2) days in advance. Landlord and Landlord's representatives may enter the Premises during business hours to show the Premises to prospective purchasers and, during the last year of the Lease Term, to prospective tenants. Landlord may erect a suitable sign on the Premises stating the Premises are available to lease or that the Project has available space. Landlord may grant easements, designate common areas, make public dedications, and create restrictions on or about the Premises, provided that no such

easement, dedication, or restriction interferes with Tenant's use or occupancy of the Premises. At Landlord's request, Tenant shall execute all reasonable instruments as may be necessary for such easements, dedications or restrictions.

20. Quiet Enjoyment. If Tenant performs all of the covenants and agreements in this Lease required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

21. Surrender. Upon termination of the Lease Term or earlier termination of Tenant's right of possession, Tenant, except as otherwise provided in Paragraph 13 (Tenant Made Alterations and Trade Fixtures), will surrender the Premises to Landlord in substantially the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraph 15 (Condemnation) and Paragraph 16 (Restoration) excepted. It is acknowledged, however, the Premises shall be new construction at Lease Commencement, and the Lease Term is 10 years initially, so the Premises will be surrendered with systems and improvements that are at least 10 years old (or older if Tenant exercises a renewal option). In such event, Tenant shall comply with all requirements of **Exhibit F** attached hereto and made a part hereof for all purposes. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term will survive the termination of the Lease Term, including, without limitation, indemnity, and obligations concerning the condition and repair of the Premises.

22. Holding Over. If Tenant retains possession of the Premises after the termination of the Lease Term, then unless otherwise agreed in writing by Landlord, the possession will be subject to termination after thirty (30) days written notice by Landlord, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during the holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to one hundred and fifty percent (150%) of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In the event Landlord has executed a lease with a third party before the end of the Lease Term and such lease requires delivery of the Premises shortly after the termination of the Lease Term so that holding over by Tenant will cause damages to Landlord, Landlord will notify Tenant of such pending lease after its execution. Thereafter, if Tenant continues to holdover in the Premises for more than thirty (30) days after Lease termination, the Base Rent for a subsequent holdover period shall be 200% of the Base Rent in effect on the termination date. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease, except as otherwise expressly provided in writing, and this Paragraph 22 is not to be construed as consent for Tenant to retain possession of the Premises.

23. Events of Default. Each of the following events shall be an event of default (*"Event of Default"*) by Tenant under this Lease:

(a) Tenant fails to pay any installment of Rent, Taxes or any other payment required in this Lease when due, if such failure continues for a period of ten (10) days after Landlord's giving of notice that such amount is overdue; provided further, however, that once Landlord has

given Tenant two (2) such notices during a calendar year of this Lease for any payments not made when due hereunder, Landlord shall not be required to give further notice within the same calendar year with respect to subsequent rent defaults and the failure or refusal by Tenant to timely make any rent payment thereafter due hereunder during such calendar year shall immediately constitute an Event of Default entitling Landlord to pursue its remedies without notice or demand;

(b) Tenant (i) makes a general assignment for the benefit of creditors; (ii) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its or its debts or seeking appointment of a receiver, trustee, custodian or other similar officials for it or for all of any substantial part of its property (collectively a *"proceeding for relief"*); (iii) becomes the subject of any proceeding for relief that is not dismissed within ninety (90) days after its filing or entry; or (iv) is dissolved or otherwise fails to maintain its legal existence;

(c) Any insurance required to be maintained by Tenant under this Lease is canceled or terminated or expires or is reduced or materially changed, except, in each case, as permitted in this Lease unless renewed by Tenant within five (5) days;

(d) Tenant attempts or there occurs any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease, except as otherwise permitted in this Lease;

(e) Tenant fails to discharge any lien placed upon the Premises in violation of this Lease within thirty (30) days after the lien or encumbrance is filed against the Premises;

(f) Tenant fails to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and, except as otherwise expressly provided in this Lease, the default continues for more than thirty (30) days after Landlord has given Tenant written notice of the default, unless the performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, and, then only after a period of time that is reasonably necessary to cure the default as long as Tenant is diligently attempting to cure the default but not to exceed a total of ninety (90) days.

24. Landlord's Remedies.

(a) Upon each occurrence of an Event of Default and as long as the Event of Default continues, Landlord may, at its election, terminate this Lease or terminate Tenant's right of possession, without terminating this Lease (but Tenant will remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, Landlord may, without formal demand or notice of any kind, re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord will have the right to alter or modify locks or fences and other security devices at the Premises and remove Tenant's property and the property of others located within the Premises.

(b) If Landlord terminates this Lease, Landlord may recover from Tenant (i) the sum of all Rent and all other amounts accrued under this Lease to the date of the termination; the reasonable cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant's or any other occupant's property, repairing the Premises into the same condition as of the Commencement Date, ordinary wear and tear excepted, and all other reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and (ii) the excess of the then present value of the Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of the fair market rental value of the Premises at such time, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the ninety (90) day U.S. Treasury bill rate at the date of such termination.

(c) If Landlord terminates Tenant's right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as are satisfactory to Landlord without thereby releasing Tenant from any liability under this Lease and without demand or notice of any kind to Tenant. For the purpose of reletting, Landlord is authorized to make any repairs, in or to the Premises as Landlord deems reasonably necessary to restore damages to the Premises to substantially similar condition as of the Commencement Date, reasonable wear and tear excepted. If the Premises are not relet, then Tenant must pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including reasonable attorneys' fees and costs of suit), the unpaid Rent and other amounts accrued under this Lease at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum is not realized from the reletting (after first deducting therefrom, for retention by Landlord, the unpaid Rent and other amounts accrued hereunder at the time of reletting, the reasonable cost of recovering possession including attorneys' fees and costs of suit), all of the reasonable costs and expense of repairs, the reasonable expense of such reletting (including, without limitation, brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease to be paid, then Tenant must immediately satisfy

and pay any such deficiency each month as such deficiency is known. Any such payments due Landlord must be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

(d) Exercise by Landlord of any one or more remedies under this Lease granted shall not be deemed to be an acceptance of surrender of the Premises or a termination of this Lease by Landlord, whether by agreement or by operation of law; surrender and/or termination can be affected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord may at all times enforce the provisions of this Lease in strict accordance with the Lease terms; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with the Lease shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the Lease. Forbearance or waiver by Landlord to enforce one or more of its rights pursuant to this Lease is not a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. The terms *"enter," "re-enter," "entry,"* or *"re-entry,"* as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises may be on any terms and conditions that Landlord in its sole reasonable discretion determines (including, without limitation, a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, rental of less than the entire Premises to any tenant). Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

(e) If an Event of Default by Tenant occurs, Landlord, without being under any obligation to do so and without thereby waiving the Event of Default, may make the payment, perform the obligation or remedy the default for the account of Tenant (and enter the Premises for that purpose). Tenant agrees to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorney's fees) incurred by Landlord in taking the remedial action.

25. Default by Landlord/Tenant Remedies/Limitation of Liability.

(a) Landlord will not be in default under this Lease unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after written notice from Tenant specifying the failure (unless the performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, and, then only after a period of time that is reasonably necessary to cure the default as long as Landlord commences the cure in the initial thirty (30) days and is diligently attempting to cure the default but not to exceed a total of one hundred twenty [120] days).

(b) Under no circumstances whatsoever shall either Tenant or Landlord ever be liable to the other Party for consequential damages or special damages. All obligations of

Landlord under this Lease will be binding on Landlord only during the period of its ownership of the Premises and not thereafter, except as provided in this Lease.

(c) If an event of default by Landlord occurs which remains uncured as provided in Paragraph 25(a), Tenant, without being under any obligation to do so and without thereby waiving the event of default, may make the payment, perform the obligation or remedy the default for the account of Landlord. Landlord shall pay to Tenant, upon demand, all costs, expenses and disbursements (including reasonable attorney's fees) incurred by Tenant in taking the remedial action. If Landlord fails to reimburse Tenant for any such amounts so paid or incurred by Tenant on demand, Tenant may offset such amounts against Base Rent which is due or becomes due under this Lease. Tenant also may seek to enjoin any Landlord default, and may bring an action at law to seek damages against Landlord; in the event Tenant enforces any of its rights under this Lease, Tenant is likewise entitle to receive reasonable attorneys' fees and costs of suit from Landlord. Tenant may enforce any warranties granted to Tenant under this Lease.

(d) Tenant may at all times enforce the provisions of this Lease in strict accordance with the Lease terms; and the failure of Tenant at any time to enforce its rights under this Lease strictly in accordance with the Lease shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the Lease. Forbearance or waiver by Tenant to enforce one or more of its rights pursuant to this Lease is not a waiver of Tenant's right to enforce one or more of its rights in connection with any subsequent default. If Landlord fails to reimburse Tenant for any such amounts so paid or incurred by Tenant within the foregoing thirty (30) day period, Tenant may offset such amounts against Base Rent which is due or becomes due under this Lease. Tenant also may seek to enjoin any Landlord Default, and may bring an action at Law to seek damages against Landlord. Tenant may enforce any warranties granted to Tenant under this Lease.

(e) All rights and remedies of Tenant herein shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Tenant shall have and enjoy all rights and remedies to which it is entitled under law and in equity.

(f) The term *"Landlord"* in this Lease shall mean only the owner, for the time being of the Premises, and if the owner transfers its interest in the Premises, the owner will thereupon be released and discharged from all obligations of Landlord thereafter accruing, but the obligations will be binding during the Lease Term upon each new owner for the duration of each owner's ownership and each new owner will assume such obligations in writing. Any liability of Landlord under this Lease will be limited solely to its interest in the Premises, which includes sale proceeds, and rents, and in no event will any personal liability be asserted against Landlord in connection with this Lease nor will any recourse be had to any other property or assets of Landlord.

(g) In the event of any act or omission by Landlord that would give Tenant the right to exercise any remedy or take any other action against Landlord, Tenant may not exercise any such right until (i) it has given written notice of the act or omission to Landlord's Mortgagee whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (ii) the period of time allowed Landlord for remedying such act or omission, but in any event not less than thirty (30) days, has elapsed following the giving of such notice,

provided that following the giving of such notice, Landlord or Landlord's Mortgagee, with reasonable diligence, has commenced and continued to remedy the act or omission or to cause the same to be remedied. All of the rights and remedies provided in this Lease for the benefit of Landlord's Mortgagee inure to the benefit of the successors and assigns of Landlord's Mortgagee.

26. Subordination. This Lease and Tenant's interest and rights under the Lease are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created on or against the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided that such subordination is conditioned on the Landlord's Mortgagee recognizing this Lease and Tenant's rights pursuant to this Lease in a written SNDA (as defined herein) reasonably acceptable to Tenant. Tenant agrees, at the election of the Landlord's Mortgagee, to attorn to any such holder. Landlord and Tenant agrees to execute, acknowledge and deliver any reasonable instruments, confirming the subordination, non-disturbance and attornment (*"SNDA"*) as may be reasonably acceptable to them and any Landlord's Mortgagee. Notwithstanding the foregoing, any Landlord's Mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease will be deemed prior to the mortgage without regard to their respective dates of execution, delivery or recording and in that event the Landlord's Mortgagee has the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of the mortgage and had been assigned to the Landlord's Mortgagee. The term *"mortgage"*, whenever used in this Lease, includes deeds of trust, security assignments and any other encumbrances, and any reference to the Landlord's Mortgagee includes the beneficiary under a deed of trust.

27. Mechanic's Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the Rent payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises that is authorized or engaged by Tenant and that Tenant will **INDEMNIFY**, **DEFEND** and **HOLD** Landlord **HARMLESS** from all losses, costs or expenses based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause the lien or encumbrance to be discharged within thirty (30) days after the filing or recording thereof; provided, however, Tenant may contest the liens or encumbrances as long as the contest prevents foreclosure of the lien or encumbrance and Tenant causes the lien or encumbrance to be bonded or insured in a manner satisfactory to Landlord within such thirty (30) day period.

28. Estoppel Certificates. Each of Landlord and Tenant agree, from time to time, within ten (10) days after request, to execute and deliver to the requesting party or its designees an estoppel certificate requested by Tenant or Landlord stating that this Lease is in full force and effect, the date to which Rent has been paid, that the requesting party is not in default under this Lease (or

specifying in detail the nature of the default), the termination date of this Lease and any other matters pertaining to this Lease as may be reasonably requested. Each of Landlord and Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for execution of this Lease.

29. Environmental Requirements.

(a) Except for "Hazardous Materials" (hereafter defined) contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes and as permitted by "Environmental Requirements" (hereafter defined) or Hazardous Materials customarily used by Tenant in the operation of its business in a manner permitted by Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Materials in or about the Premises without Landlord's prior written consent. Tenant, at its sole cost and expense, will operate its business in the Premises in strict compliance with all Environmental Requirements and will remediate in a reasonable manner satisfactory to Landlord any Hazardous Materials released on or from the Premises by Tenant, its agents, employees, contractors, subtenants or invitees. Tenant will complete and certify disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises. The term *"Environmental Requirements"* means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term *"Hazardous Materials"* means and includes any substance, material, waste, pollutant, or containment listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the "operator of Tenant's facility at the Premises, and the owner" of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(b) Landlord represents to Tenant that the Premises, as of the Commencement Date, shall be free of all Hazardous Materials and in compliance with Environmental Requirements.

(c) Tenant shall **INDEMNIFY, DEFEND** and **HOLD** Landlord **HARMLESS** from and against any and all losses (including, without limitation, diminution in value of the Premises and loss of rental income), claims, demands, actions, suits, damages (including, without limitation, punitive damages obtained against Landlord by any third party), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and reasonable costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises by Tenant, its agents, employees, subtenants, assignees or invitees, in breach of the requirements of this Paragraph 29, regardless of whether the removal or management is required

by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials by Tenant as provided above or any other breach of the requirements under this Paragraph 29(a) by Tenant, its agents, employees, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Paragraph 29 shall survive any termination of this Lease.

(d) Landlord shall **INDEMNIFY, DEFEND** and **HOLD** Tenant **HARMLESS** from and against any and all losses (including, without limitation, loss of use of the Premises), claims, demands, actions, suits, damages (including, without limitation, punitive damages obtained against Tenant by any third party), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and reasonable costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos, brought into the Premises by Landlord or its agents, employees, subtenants, assignees or invitees, in breach of the requirements of this Paragraph 29, regardless of whether the removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Tenant as a result of any release of Hazardous Materials by Landlord or any other breach of the requirements or warranties under Paragraph 29(b) by Landlord, its agents, employees, subtenants, assignees or invitees, regardless of whether Landlord had knowledge of such noncompliance. The obligations of Landlord under this Paragraph 29 shall survive any termination of this Lease.

(e) Landlord will have reasonable access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Paragraph 29, or the environmental condition of the Premises. Access will be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. The inspections and tests are to be conducted at Landlord's expense, unless the inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant will reimburse Landlord for the reasonable cost of the inspection and tests. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

30. Rules and Regulations. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises which are attached hereto as **Exhibit D**. In the event of any conflict between the rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease will control.

31. Independent Covenants. The obligation of Tenant to pay all Rent and other sums provided under this Lease to be paid by Tenant and the obligation of Tenant to perform Tenant's other covenants and duties under this Lease constitute independent obligations to be performed at all times provided for under this Lease, save and except only when an abatement, reduction or offset right is expressly provided in this Lease, and not otherwise.

32. Security Service. Tenant acknowledges and agrees that, while Landlord may patrol the Premises, Landlord **is not** providing any security services with respect to the Premises and that Landlord will not be liable to Tenant for, and Tenant waives any claim against Landlord with

respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises unless arising from Landlord's breach of this Lease.

33. Force Majeure. Except for the payments due under this Lease, neither Tenant nor Landlord will be held responsible for delays in the performance of its obligations under this Lease when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Tenant or Landlord (*"Force Majeure"*).

34. Entire Agreement. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained in this Lease, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.

35. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, the remainder of this Lease will not be affected thereby. In lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there is to be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

36. No Landlord's Lien/Security Interest. Tenant hereby does not grant Landlord a security interest as to any of Tenant's property situated in, or upon, or used in connection with the Premises.

37. Association Fees/Common Area Expenses.

(a) Tenant agrees that it will join and maintain a membership in any mandatory property owner's association of which the premises is a part of. Tenant agrees to pay such dues, assessments and other charges that may be fixed and determined from time to time by the association comply with such other by-laws, rules and regulations that may be adopted from time to time by that association. Landlord shall have the right, on behalf of the association, to collect from Tenant, and to enforce payment by Tenant, of any such dues, assessments or other charges due to the association.

(b) Subject to the cap on Controllable Operating Expenses (as set forth herein),Tenant will pay for its prorate share of all Operating Expenses of Energy Park West, Phase 1 (the *"Park"*), including but not limited to insurance, property taxes, landscaping, association dues and general maintenance, maintenance of common drives and streets, maintenance of detention pond and any other on-going expenditure related to the operations of Energy Park West, Phase 1.

(c) "*Operating Expenses*" do not include any of the following: (i) expenditures for capital improvements; (ii) depreciation; (iii) debt service for the Premises and all finance charges, late charges, late fees or penalties; (iv) repairs, maintenance or replacements necessitated by the negligence of Landlord its agents, contractors or invitees; (v) repairs, maintenance or replacements covered by insurance carried or required to be carried under this Lease (except for any deductible); (vi) the cost of any advertising, display and cleanup of promotions by Landlord and any direct or indirect labor costs of Landlord relating thereto; (vii) fees paid to independent maintenance and repair contractors who are affiliates of Landlord, unless the services are at competitive pricing; (viii) overhead costs and administrative costs incurred by Landlord or its affiliates in managing the Premises, except the 3% management fee set forth in this Lease; (ix) if any insurance is maintained by Landlord under a blanket policy, then only the portion of the premium for such blanket policy reasonably allocable to the Premises may be included in Operating Expenses; (x) any costs paid or incurred or related to clean up or removal of any hazardous materials from the Premises which are not the responsibility of Tenant under this Lease; and (xi) the deductibles payable under insurance policies for claims which arise from the negligence or misconduct of Landlord.

(f) "*Controllable Operating Expenses*" are all Operating Expenses except Taxes, insurance and utilities. Tenant obligation to pay its share of Controllable Operating Expenses shall be capped at 5% per annum, on a cumulative basis. If Controllable Operating Expenses are greater than 5% in excess of Controllable Operating Expenses for the immediately prior year, Tenant is not obligated to pay the amounts which are greater that a 5% increase.

(g) If Tenant pays insurance or Taxes as provided in Paragraph 8, following the close of each calendar year during the Term of this Lease, the actual amount of Taxes and insurance (and other Operating Expenses if paid in advance) allocable to that calendar year shall be computed by Landlord and Landlord shall deliver a statement (the "*Annual Statement*") to Tenant. Any excess amounts paid by Tenant during a particular calendar year over the actual amount Tenant is obligated to pay hereunder shall be credited to Tenant, or if the Term of this Lease has ended or will end before the credit is recouped, Landlord shall pay such amount to Tenant within thirty (30) days after the expiration of the Term of this Lease. Any deficiency between the amount paid by Tenant during a particular calendar year and the actual amount Tenant is obligated to pay hereunder shall be paid by Tenant within thirty (30) days after written notice from Landlord.

(h) Upon not less than fifteen (15) days prior written notice to Landlord, not more frequently than once per calendar year, and provided such audit is commenced within twelve (12) months following delivery of the Annual Statement, Tenant shall have the right, at its expense, to review, copy or cause an independent audit to be made of the computation of Taxes, insurance or Operating Expenses, which audit shall be conducted at Landlord's offices during normal business hours by an auditor or representative of Tenant, at Tenant's expense. Landlord shall make or cause Landlord's managing agent, if applicable, to make all records available to Tenant and its auditor with respect to such audit and shall make a knowledgeable representative of Landlord available to answer any questions Tenant or its auditor may have with respect thereto. Any errors disclosed by such review or audit shall be promptly corrected (including reimbursement or credits to Tenant for any overpayment made by Tenant and payments by Tenant to Landlord for any underpayment); provided that if Landlord does not accept the audit

findings of Tenant, Landlord shall have the right to cause an independent audit to be made of such computations using a third party certified public accountant who is not an employee of Landlord, and in the event of a disagreement between Tenant's auditor and Landlord's auditor, such auditors shall jointly and promptly appoint a third party certified public accountant experienced in the performance of audits for similar commercial properties in the Houston metropolitan area to perform such audit (the "*Third Party Auditor*"), and the computations made by the Third Party Auditor shall be conclusively deemed to be correct. The cost of the Third Party Auditor shall be paid by Tenant.

38. Miscellaneous.

(a) All notices required or permitted to be given under this Lease shall be in writing and shall be sent (i) by registered or certified mail, return receipt requested, or (ii) by a reputable national overnight courier service, postage prepaid, or by (iii) hand delivery addressed to the parties at their addresses set forth above, or by (iv) electronic mail. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(b) At Landlord's request from time to time no more after than once a year, Tenant will furnish Landlord with true and complete copies of its most recent annual financial statements prepared by Tenant or Tenant's accountants and any other financial information or summaries that Tenant typically provides to its lenders or investors, provided all are maintained in strict confidence by the receiver.

(c) This Lease shall not be filed by or on behalf of Tenant in any public record. Either Tenant or Landlord may, however, prepare and file, and, upon request by either Tenant or Landlord, each party will execute, a memorandum of lease.

(d) Words of any gender used in this Lease are to be held and construed to include any other gender, and words in the singular number are to be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(e) Any amount (other than rent payments, which shall be subject to the provisions of Paragraph 5 above) not paid by Tenant within ten (10) days after its notice from Landlord to Tenant shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or eight percent (8%) per annum. Landlord and Tenant will at all times comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If the applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then all excess amounts theretofore collected by Landlord will be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately will be deemed reformed and the amounts thereafter collectible under this Lease reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for under this Lease.

(f) This Lease is to be construed under and enforced in accordance with the laws of the State of Texas, and all obligations of the parties hereto created by this Lease are performable in Harris County, Texas. Any action to enforce the terms of this Lease or breach of this Lease shall be brought in any county or state district court of competent jurisdiction in Harris County, Texas.

LANDLORD AND TENANT EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXISTS WITH REGARD TO THIS LEASE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD AND TENANT ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER. LANDLORD AND TENANT EACH HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE TO THE FOREGOING WAIVER OF RIGHT TO TRIAL BY JURY.

(g) Time is of the essence as to the performance of Tenant's and Landlord's respective obligations under this Lease.

(h) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between the exhibits or addenda and the terms of this Lease, the exhibits or addenda will control.

(i) The normal rule of construction to the effect that any ambiguities are to be resolved against the party drafting this instrument shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(j) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

FS CLAY, LLC

Title: Authorized Signatory

Name: MARK W. KIDD, Sr.

STATE OF TEXAS
COUNTY OF HARRIS

BEFORE ME the undersigned authority, on this day personally appeared MARK W. KIDD, SR. known to me to be the person whose name is subscribed to the foregoing instrument as a duly authorized representative of FS Clay, LLC, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 10TH day of January, 2019.

CHRISTI LEE WAYMIRE
Notary Public, State of Texas
Comm. Expires 11-06-2022
Notary ID 130017426

Notary Public In and For the State of Texas

Energy Recovery, Inc.

Title: ______________________

Name: ______________________

Chris Gannon
President & CEO

STATE OF ______________________

COUNTY OF ______________________

BEFORE ME the undersigned authority, on this day personally appeared ______________ known to me to be the person whose name is subscribed to the foregoing instrument as a duly authorized representative of Energy Recovery, Inc., and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this _____ day of January, 2019.

____

Notary Public In and For the State of ______________

Please refer to attach notary acknowledgement form.

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California

County of Alameda

On January 9, 2019 before me Rose Luo (notary public) personally appeared Christian Melaya Gannon who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

ROSE XU LUO
Notary Public – California
San Mateo County
Commission # 2220069
My Comm. Expires Nov 25, 2021

Signature ______________________

Document: Lease Agreement between Energy Recovery, Inc. and FS Clay LLC

EXHIBIT A

DESCRIPTION/DEPICTION OF LAND

[See Attached]

"EXHIBIT A"



UNRESTRICTED
RESERVE "A"
BLOCK 1
5.025 ACRES
H.&T.C.R.R. CO. SURVEY,
SECTION 66, BLOCK 2
J.H. COBB SURVEY
ABSTRACT 1329
J.O. THOMAS SURVEY
ABSTRACT 1497
SITE
GRAPHIC SCALE

EXHIBIT
ENERGY PARK WEST
HARRIS COUNTY, TEXAS

GBI PARTNERS, L.P.
LAND SURVEYING CONSULTANTS



UNRESTRICTED
RESERVE "A"
BLOCK 1
SPEC #1
2.95 ACRES
SEANIC #1
5.512 ACRES
SEANIC #2
5.025 ACRES
SPEC #2
3.252 ACRES
INQUEST
2.025 ACRES
T.C.R.R. CO. SURVEY,
ECTION 66, BLOCK 2
J.H. COBB SURVEY
ABSTRACT 1329
J.O. THOMAS SURVEY
ABSTRACT 1497

EXHIBIT B

OUTLINE SPECIFICATIONS AND PLANS

[See Attached]

PROPOSAL FOR SERVICES

Alston Construction submits the following document as part of our proposal:

Summary

Project Name:	Energy Recovery / 31-PR18-0035
Location:	Clay Road at Katy Hockley Cut-Off Road
Contract Delivery:	Design – Build
Project Duration:	2 months Preconstruction / 6 months Construction
Site Acreage:	4.46
Building Type:	Industrial – (Rear Load)
Square Footage:	5,000 SF Office 20,200 SF Warehouse **25,200 SF Total**
Building Dimensions:	210' x 120'
Bay Sizes:	60' x 25' with 35' on the end bay
Building Description:	Pre-Engineered Building with Tilt-Wall Skin
Dock Doors:	N/A
Drive-In Doors:	One (1) 20'-0" x 20'-0", Two (2) 12'-0" x 14'-0"
Eve Height:	25' at Service Bay and Warehouse areas, 16' at S&R, Shop, and Office areas
Parking:	32 Car Parking
Comments:	2.23 acre 10" gravel laydown yard.

Documents

The proposal is based on the following documents:

RFP:	Email from Mark Kidd dated 9/18/2018
Drawings:	Preliminary Site Plan by Seeberger Architecture dated 9/11/2018; Revised by Alston dated 10/19/18
Specifications:	Email from Mark Kidd dated 9/21/2018, Meeting notes dated 12/14/18
Geotechnical Report:	Geotech Report dated 11/15/18 by Gorrondona Engineering Services
Other Documents:	Layout Revised ERI, Machine Shop Shamrock V2, topo surey dated 11/5/18 by The Pinnell Group, Layout Revised ERI – AG dated 1.3.19 (attached)

Assumptions and Clarifications

Division 1 – General Requirements

1) In the event of any conflicts between the following Assumptions, Clarifications and Exclusions, and other contract documents, the Assumptions, Clarifications and Exclusions shall govern.

2) Our proposal is valid for 30 days and is based on a mutually agreeable contract, substantial completion terms and definition.

3) Current national, state and local laws, as well as, codes and ordinances in effect on the date of proposal submission are included. Costs associated with future changes in such codes and ordinances are not included.

4) Retention shall be withheld at the rate of ten percent (10%). Retention shall not be withheld on Design Costs or General Conditions Costs. Payment to Contractor shall be made within net 30 days from payment application.

5) Sales, consumer, use and similar taxes applicable at the time of this proposal and to the work provided are included per the rate(s) determined by the project location.

6) We include supervision and general conditions for 6 months of construction and 10 working days for adverse weather. Current schedule contemplates a 5 day work week, excluding local and federal holidays and weekends.

7) Construction shall be performed in a continuous manner unless noted on the attached project schedule.

8) LEED or equivalent "Green Building" requirements and certifications are not included at this time. If LEED or equivalent certification is required, we cannot guaranty attainment of LEED status by the USGBC or any other equivalent Green Building certification group.

9) Alston will work with the owner to prequalify and select subcontractors and design-build subcontractors to perform the work. Alston will gladly evaluate any subcontractors the Owner provides for consideration utilizing the same prequalification process.

10) Alston's standard insurance program including, general liability insurance, umbrella, statutory workers compensation, employer's liability, automobile and professional liability are incorporated. Costs for Alston's standard insurance program requirements for subcontractors, suppliers and designers are also included. Deductibles, if any, for the foregoing shall be a project cost.

11) Builder's risk insurance has been included. Builder's risk insurance shall be maintained until substantial completion of the project. We have included up to $10,000 for builders risk deductible. Any portion of builder's risk deductible amounts exceeding $10,000 shall be paid by others.

12) Due diligence documents and costs, including and associated with, zoning plans, land use permits, Environmental Site Assessment Report (aka ESA or Phase I/II reports), geotechnical reports, traffic studies, FAA and flight path studies are not included.

13) An allowance of $15,000 is incorporated for the following fees:

    a) Plan review.
    b) Grading and Construction building permits.
    c) Utility taps.
    d) NPDES.
    e) Inspections.
    f) Occupancy permits.

14) Design build services are included in the proposal, whereas the use, ownership or transfer of design documents shall be based on standard, unedited provisions consistent with the AIA, AGC or DBIA design-build contracts and agreements.

15) The following design services by a registered professional are included:

    a) Architectural.
    b) Structural.
    c) Civil.

d) Landscaping
e) Mechanical, Electrical, Fire Protection and Plumbing on a design-build basis.

16) Additional soils and subsurface investigations will be provided by the Design/Build Contractor and completed by a certified soil engineer as required by the Structural Engineer for design of the foundations and paving.

17) Proposal assumes the project site is free of all hazardous materials. Costs due to and associated with the discovery of differing, concealed, unknown or unforeseen conditions, including rock, wetlands, sink holes, and hazardous materials are not included.

18) We have construction material testing during the course of the project. The Contractor's testing program includes soil compaction testing, concrete material strength testing, concrete placement, inspection of structural steel connections and periodic roof inspections during roof system installation. The Owner shall have the right to perform additional independent tests on materials and equipment during construction.

19) Temporary utilities, including, water, telephone, power and portable toilet facilities shall be provided by the Contractor of sufficient capacity and at the locations required for the work and shall pay for all electrical service and usage until the issuance of a substantial completion notice. Upon substantial completion of the work, Owner shall assume liability and all costs associated with utilities including electrical power and water usage. The Owner or Tenant shall complete and receive approval of all required utility documents by substantial completion for permanent use.

20) Alston will provide temporary facilities during construction to accomplish the Work.

21) A standard one (1) year warranty from the date of Substantial Completion shall be provided. Manufacturer's warranties extending beyond the standard warranty will also be provided and maintained solely between the manufacturer and Owner only.

Division 2 – Sitework

1) The following survey and layout scope is incorporated:
   a) Topographical survey for the property extents (4.46 acres)
   b) Locate utilities
   c) Establish grades and building corners
   d) As-built survey.

2) Site burning is not permissible for clearing work.

3) Grading and excavation:
   a) This is a classified site cost proposal.
   b) Final grade will be adjusted to achieve a balanced site. All excess excavated soils will be disposed on-site.
   c) 6" of topsoil will be stripped and redistributed on site.
   d) All on-site material is suitable for structural backfill.
   e) Fine grading of landscaped areas shall be ±0.10 (tenth) of a foot.
   f) Subsurface drainage improvements, dewatering, additional soil improvements or treatments, such as lime stabilization and surcharging are not included.

4) Site Utilities: We assume the project location provides the required pressure, flow, size, depth, and capacity to complete the work and all public utilities are available at the property line. All interior building utilities will be tied-in to 5'-0" outside of the building.
   a) Sanitary Sewer: A 6" PVC connection will deliver service to the office from the aerobic septic system.
   b) Domestic Water: A 2" domestic water service shall be tied to the onsite water well.
   c) Fire Water Service: A 8" PVC fire line system will be installed from the water well and will connect to the fire pump to supply the fire sprinkler system.

d) Storm Drainage: The site will be designed to sheet drain to the existing drainage swales. Gutters and downspouts shall collect roof drainage and convey the water via sloped paving areas and swales to the existing detention pond.

e) Data/Telephone: Utility provider shall provide conduit to the facility.

f) Natural Gas: Service will be delivered by the utility provider to the manifold provided at a mutually agreeable location. Gas utility usage charges by others.

5) Site concrete is included per the site plan and as follows:

a) Truck Court and consists of a 7" thick, 4,000 psi reinforced pavement over 6" 6% lime.
b) All parking and drive lanes include concrete curbs and gutters.
c) 4" thick, 3,000 psi sidewalks reinforced with welded wire mesh are included at the front entrances to employee parking areas.
d) ADA employee entrances will be provided with code required surface changes.
e) Dolly pads consist of 10' wide, 7" thick, 4000psi reinforced concrete.
f) All site concrete will have a broom finish.
g) Cast-in-place concrete site retaining walls are not included.

6) Site fencing is per the site plan and as follows:

a) 6'-0" high chain link fencing is provided around the truck traffic and loading dock areas with automatic entrances and exit gates.
b) Barbed wire security fencing and guardhouses are not included.

7) Landscaping: An allowance of $25,200 is included for design, landscaping, grassing, irrigation, irrigation meters, and other items if required such as detention pond plantings and point wells.

8) Site amenities comprise of the following:

a) Aerobic Septic System ($50,000 allowance).
b) Water Well ($50,000 allowance).

Division 3 – Concrete

1) Structural foundation assumptions::

a) The structural engineer shall take into account the recommendations provided by the geotechnical engineer.
b) Earth formed concrete trench footings will be provided for all load bearing exterior walls, with no specialized or equipment foundations required.
c) Interior foundations will be drilled shafts at 3,000 psi reinforced,
d) The site soil will allow normal bearing capacity of a minimum 2,500 lbs. per square foot.
e) Specialized foundations shall be provided to accommodate one (1) 15-ton over-head bridge crane. All other specialized foundations are excluded at this time.

2) The slab on grade is as follows;

a) 6" thick, reinforced 4,000 psi concrete over 18" select fill.
b) The floor slab concrete will be placed with a laser screed, with a hard machine trowel finish.
c) Floor flatness and floor levelness average of FF35/FL25.
d) Control joints to be no more than one third of the bay spacing in either direction and construction joints shall use dowels or diamond transfer plates as approved by the structural engineer.
e) A 10 mil polyethylene vapor barrier shall be placed under the entire slab on grade.
f) The slab on grade design included will meet all Owner and Tenant floor load requirements. Slab on grade design and costs shall be adjusted accordingly for any additional load requirements.
g) Slab on grade shall be sealed with one (1) coat of Lapidolith, Ashford, or equal.
h) Curing compounds and bond breakers will be in accordance with American Concrete Institute requirements with the intent to minimize slab curling.

3) Exterior walls of the building are as follows:

   a) Non Load-bearing nominal tilt wall panel thickness is 7 1/2" with ±4.25 lbs./sf of reinforcing steel.
   b) Average panel width to be ±23'.
   c) Exterior face of panels to be a floor slab finish and prepped for painting.
   d) Interior face of panels will receive a hard trowel finish.
   e) Interior pick and brace points will be covered with plastic patch caps.
   f) Top of panel wood forms may be re-used to support parapet coping or other roof assemblies.
   g) All panels shall be tied together to meet structural requirements and applicable wind loads. No seismic considerations are included.
   h) Concrete tilt panels are excluded on the west side of the building to accommodate future expansion.

Division 4 – Masonry

No scope of work.

Division 5 – Metals

1) Structural steel as follows:

   a) Supply and erect a Pre-Engineered Metal Building structural frame
   b) Standing Seam Metal Roof
   c) Exposure 'B'
   d) Interior framing to be non-galvanized red iron
   e) Design to handle the loads of a fire sprinkler system, Overhead 15 ton crane, and lights. No equipment shall be placed on the roof.
   f) Parapet wall to be non-insulated metal R-panel
   g) West wall to be metal R-panel to accommodate future expansion.

2) Miscellaneous metals provided as follows:

   a) Tilt-wall embeds.
   b) Anchor Bolts
   c) Sixteen (16) 6" pipe bollards located at building corners, OH doors, and equipment pads.

Division 6 – Woods and Plastics

1) Wood blocking remaining from the tilt panel wall forms will be utilized at the top of the parapet walls.

2) Millwork is incorporated under the Tenant Improvement allowance.

Division 7 – Thermal and Moisture Protection

1) A standing seam roof with pitched roof line is included. The roof will slope to a pre-finished metal gutter and downspout system with scuppers.

2) 24 ga. Prefinished metal coping is included at the top of parapet walls.

3) The following locations for caulking and joint sealants are encompassed to establish a watertight building assembly:

   a) Exterior and interior panel joints.
   b) Warehouse slab on grade control joint caulking to be poly-urea/MM80 or equal.

c) Exterior paving joints

4) Spray fire-proofing is not included.

5) Vinyl faced fiberglass insulation to be provided at standing seam roof and R-panel locations in Warehouse & Service Bay areas.

Division 8 – Doors and Windows

1) Insulated hollow metal man-doors and frames at the exterior walls of the warehouse per ingress/ egress code and typical program functionality are included.

2) Rated hollow metal doors and frames are provided at the electrical and pump rooms. Pump room includes a minimum 4'0" wide door to allow for installation of Contractor provided equipment and future Tenant maintenance.

3) All other doors not listed are considered part of the Tenant Improvement allowance.

4) Door hardware as follows:

   a) Best, Schlage, Cal-Royal, or equal as the specified manufacturer.
   b) Each man door shall have push bar.
   c) All exterior man-doors to have aluminum thresholds.
   d) Final keying is by others. Construction cores shall be provided.

5) Overhead Sectional doors are as scheduled:

   a) One (1) 20' x 20' non-insulated, manual prefinished steel overhead door.
   b) Two (2) 12' x 14' insulated, manual prefinished steel overhead door.
   c) All sectional doors to have vision lites and 2"tracks.
   d) Three (3) pairs of steel z-guards at overhead doors.

6) Storefront and Glazing systems are as follows:

   a) 500 square feet of storefront punched glazing systems are included at the office areas consisting of 1" thick low-e insulated tinted glass set in anodized aluminum frames. We include one (1) pair of storefront doors with hardware at the main office entrance.
   b) Eight (8) 5' x 5', ¼" tinted glass clerestory windows are included.
   c) Curtainwall systems and skylights are not included at this time.

Division 9 – Finishes

1) The following paint schedule is included:

   a) Exterior panels shall receive two (2) coats of medium texture latex paint with a two accent color scheme. Manufacturer to be Sherwin Williams or equal.
   b) Exterior metal man-doors, metal door frames, bollards, ladders, and cages shall consist of two (2) coats of enamel paint.
   c) Floor paint striping and other paint work not listed is excluded.

2) Drywall partitions will be provided at warehouse divisions and office areas. One (1) north-south demising wall is included between the warehouse and office areas, and one (1) east-west demising wall is included between the conditioned and unconditioned warehouse areas.

3) All other finish work not listed is considered part of the Tenant Improvement allowance.

Division 10 – Specialties

1) Interior signage shall be provided per minimal code requirements to obtain a Certificate of Occupancy

2) Bracket mounted fire extinguishers provided at the warehouse as required.

3) All other specialties are included under the tenant improvement allowance.

Division 11 – Equipment

No scope of work.

Division 12 – Furnishings

No scope of work.

Division 13 – Special Construction

No scope of work.

Division 14 – Conveying Systems

1) An allowance of $51,800 has been included for one (1) 15-Ton over head bridge crane, crane rails, and crane power.

Division 15 – Mechanical

1) Fire Protection System - Proposal includes a complete, design-build fire sprinkler system designed in accordance with NFPA Standards, applicable local building codes, class I-IV commodities and cartoned unexpanded group A plastics with the following conditions:

   a) Sufficient water flow is available via one (1) 500 gpm electric fire pump with a 2,500 gallon break tank.
   b) A single lead-in will be provided into the pump room, with an interior fire loop to serve all interior systems. Risers to be located around the perimeter walls of the warehouse.
   c) Each system riser shall be equipped with flow switches, control valves, drain valves, test connections, tamper switches, and alarms as required by code.
   d) Hose valves shall be provided as required, fed from adjacent systems.
   e) If sprinkler mains feasibly cannot be located above the clear height, mains shall be located with the intent to maintain the maximum clear height possible.
   f) The Owner is responsible to verify with their insurance underwriter that the coverage included meets or exceed their needs.
   g) Specialty fire suppression systems and equipment such as mezzanine sprinklers, in-rack sprinklers, pre-action systems, dry agent and ansul systems are not included.

2) Plumbing System - Proposal includes a complete, design-build plumbing system installed in accordance with governing building codes and as follows:

   a) All plumbing work is included under the tenant improvement allowance.
   b) An alternate has been made available for one (1) floor drain in the service bay area

3) Mechanical System - Proposal includes a complete, design-build HVAC system installed in accordance with governing building codes, ASHRAE and as follows:

   a) Unit heaters will provide 45°F inside at -10°F outside air temperature for freeze protection in the warehouse and service bay areas. The units shall provide minimum ASHRAE ventilation requirements.

b) The unconditioned warehouse and service bay will have Two (2) air changes provided considering 0% racking via wall exhaust fans and standard factory finished wall louvers for smoke exhaust.
c) Floor mounted split system with thermostats to maintain an ambient temperature of 72-75°F at the shop and shipping/receiving area in the amount of 10,000 SF.
d) HVAC building automation systems, energy modeling, smoke exhaust / control system and CO2 monitoring are not included at this time.
e) Design does not account for any incoming or outgoing product load.

Division 16 – Electrical

1) Electrical System - Proposal includes a complete, design-build electrical system installed in accordance with governing building codes and as follows:

   a) One (1) 600 Amp 480/277 Volt, 3-phase, 4-wire electrical service with a primary aluminum underground PVC 4" conduit feeder located within seventy-five (75) feet of an Owner procured transformer from the local power provider.
   b) One (1) concrete transformer pad.
   c) Secondary feeders shall be aluminum. The chosen fire pump shall be compatible and will function with an aluminum feeder.
   d) Power distribution from the secondary service shall be distributed to high and low voltage panels in the warehouse area, secured to the exterior walls in a professional manner as allowed by code.
   e) Power distribution for mechanical equipment as described.
   f) Three (3) 110V 30 amp outlets at the laydown yard area
   g) Emergency egress lighting as required by code.
   h) LED fixtures with motion sensors and an average of twenty (20) foot-candles 36" above finished floor. Lighting levels consider an open warehouse layout with no racking.
   i) MC cable shall be used where allowed by code.
   j) High bay fixture to be switched via panelboards.
   k) Exterior lighting designed to provide an minimum maintained ½ foot candle over all paved areas.
   l) Lighting shall be provided via a combination of pole lights and building mounted wall pack fixtures. All exterior lighting shall be controlled via time switches with photocontrol override.

1) Low voltage:

   a) Fire Alarm: Flow and tamper monitoring systems included to meet local and State requirements for the fire suppression system. Fire alarm monitoring or alarm transmission from the facility to the appropriate party shall be the responsibility of the Owner.
   b) Low voltage systems such as data and phone cabling, access controls, paging, security systems, white noise masking systems, visual equipment cabling and emergency responder and amplification systems are not included unless specified as part of the Tenant Improvement allowance.

Division 17 – Tenant Improvements

1) An allowance of $350,000 is included for tenant build-out of office areas. The tenant improvement office allowance includes, but is not limited to the following:

   a) Interior design costs.
   b) Demolition.
   c) Concrete alterations, floor preparation and Ardex, and construction coring.
   d) Structural requirements including the mezzanine, stairs, and equipment supports.
   e) Millwork and carpentry.
   f) Roofing upgrades and wall insulation.

g) Interior doors, frames and hardware.
h) Glass, glazing, and glazing alterations such as film.
i) Finishes and specialties such as flooring, toilet partitions, window treatments, lockers, etc.
j) Demising walls and partitions.
k) M.E.P Systems including fire protection systems and alterations.
l) Low voltage systems including fire alarm if in the Contractor's scope of work.

Allowances

INSTALLED ALLOWANCE AMOUNT: An amount designated by CONTRACTOR to approximately represent CONTRACTOR's cost for all labor and material to install that particular item(s) and any applicable sales tax. This amount, at its final accounting, could be more or less depending on Owner's selection(s) and/or a third party's actual charges to CONTRACTOR. CONTRACTOR will add % markup to the final billing for the IAA.

If the cost of the INSTALLED ALLOWANCE AMOUNT exceeds the amount specified, then a change order will be submitted to the owner for approval. If the amount is less than the INSTALLED ALLOWANCE AMOUNT, then a change order will be submitted to the owner for approval.

Permits:	$15,000
Landscaping:	$25,200
Aerobic Septic System:	$50,000
Water Well:	$50,000
15-Ton Bridge Crane:	$51,800
Tenant Improvements:	$350,000

Alternates

Contractor Voluntary Alternates: None provided at this time.

Exclusions

1) Bonds: including Payment & Performance, Improvement, Completion, Maintenance and Warranty.
2) Consequential, punitive, exemplary, indirect and liquidated damages.
3) Owner Contingency.
4) Boundary Survey.
5) Owner's protective liability insurance.
6) Responsibility for loss of use or business income insurance, which can be added upon request and at Owner's cost.
7) Overtime, prevailing wage rates and apprenticeship requirements.
8) Special warranties that cannot be provided by the supplier, manufacturer, and subcontractor.
9) Permanent trash dumpsters and compactors.
10) Attic stock other than surplus finish materials such as paint, rubber base, and acoustical ceiling tile after the project's completion.
11) Scope required by FM Global and other insurance carriers.
12) All other government fees not included under section: Division 1 – General Requirements of this document, such as, but not limited to, development and impact fees.
13) All Off-site improvements including, roads, utility extensions, lift stations, and substations.

14) Termite Control.
15) Winter conditions.
16) Thermally broken precast panels.
17) Structural requirements and supports for Owner's or Tenant's equipment unless specifically identified.
18) E.I.F.S. unless specifically included.
19) Fixtures, furniture, and equipment (F.F.E.), for example; cranes, conveyors, racking, appliances, audio-visual and computer equipment, etc.
20) Rooftop and dock screens.
21) Computer software and licensing agreements.
22) Compressed air systems.
23) Emergency Generators.
24) Equipment foundations other than described above
25) Climate control other than described above
26) Warehouse floor drains
27) Full warehouse and service bay HVAC
28) Water well capacity exceeding 30 full time employees
29) Septic System capacity exceeding 30 full time employees
30) Demising walls other than noted above
31) Mezzanines
32) Crane foundations other than noted above
33) Builder's Risk Deductible exceeding $10,000


PRELIMINARY SITE PLAN
DRAINAGE SWALE
EXISTING DETENTION POND
LAYDOWN YARD (GRAVEL PAVING) +/- 2.23 ACRES
TRUCK COURT (CONCRETE PAVING)
214'
134'-11"
35'
9'
384'
15'
Shipping and Receiving
Machine Shop
Office
+/- 30 PARKING SPACES
AEROBIC SEPTIC SYSTEM
CLAY ROAD
DETENTION
TRACT 1
4.46 ACRES
0 30' 60' 90'

SITE PLAN

SEEBERGER TE

Energy Park West

Tract 1 - Prospective layout

CLAY ROAD AT KATY HOCKLEY CUT-OFF ROAD

MKIDD PROPERTIES, INC.

218023 PD02.DWG

DATE: 09-11-2018

JOB NUMBER: 218023


PRELIMINARY SITE PLAN
DRAINAGE SWALE
EXISTING DETENTION POND
LAYDOWN YARD (GRAVEL PAVING) +/- 2.23 ACRES
TRUCK COURT (CONCRETE PAVING)
134'-11"
214'
8'
364'
15'
Warehouse
Shipping and Receiving
Office
Crane Bay
Machine Shop
+/- 39 PARKING SPACES
AEROBIC SEPTIC SYSTEM
CLAY ROAD
DETENTION
TRACT 1 4.46 ACRES
0 30' 60' 90'

SITE PLAN

SEEBERGER

Energy Park West

Tract 1 - Prospective layout

CLAY ROAD AT KATY HOCKLEY CUT-OFF ROAD

MKIDD PROPERTIES, INC.

218023 PD02.DWG	
DATE:	09-11-2018
JOB NUMBER:	218023

EXHIBIT C

TERMS OF CONSTRUCTION AND DELIVERY OF FACILITY

The following terms apply to the construction required of Landlord under this Lease:

Section 1. OUTLINE SPECIFICATIONS; DEVELOPMENT OF PLANS; CONSTRUCTION AND DELIVERY.

(A) Conceptual Plans. Landlord and Tenant has developed conceptual plans and specifications for the Building, the site work and Land. All such plans shall incorporate the Outline Specifications attached hereto as Exhibit B to the Lease, which have been prepared by Alston Construction (the "Design Builder"). Landlord has included in the Outline Specifications all mechanical, electrical, plumbing, heating, ventilating, air conditioning, and structural systems, all site work, exterior parking, driveways, entryways, core and shell construction, interior work, lighting, ceilings, flooring, doors, windows, fixtures, docks, exterior improvements and all other elements necessary for a turn-key building to Tenant; all design, engineering, site work. construction, fixturing, and other requirements are collectively, the "Landlord's Work" (with the exception of cabling and telecommunications to be installed by Tenant, as described herein).

(B) Landlord's Work; Build-To-Suit Lease. This is a build-to-suit Lease, in which Landlord will, in accordance with the provisions of this Lease perform all Landlord's work including the Building of approximately 5,000 square feet of office space and 20,200 square feet of warehouse space, (the "Building"), a surface parking on the land adjacent to the Premises shown on the Site Plan, such that total parking shall be no less than 30 on-site parking spaces for the exclusive use for the Building, drives, utility facilities and related improvements (collectively, the "Improvements") in accordance with the Final Plans, and all Laws, together with any Change Orders (as defined herein) applicable to the Facility which have been approved in writing by Tenant.

(C) Tenant Acceptance of Outline Specifications. Tenant has examined and accepts the Outline Specifications attached as **Exhibit B** as suitable for the purposes for which the Premises are to be leased. The Outline Specifications will be used as the basis for preparing the plans and specifications for approval by Landlord and Tenant. Tenant agrees, subject to the requirements of this Lease, to accept the Premises ten (10) days after Substantial Completion (without such acceptance being deemed a waiver of Landlord's repair or warranty obligations under this Lease, including with respect to latent defects, but discovery of any latent defect after Substantial Completion will not affect whether Substantial Completion previously occurred). Where Facility details are not otherwise specified or stated in the Outline Specifications, Landlord shall require its Design Builder to include such details using its standard choice of materials, finishes, brand, construction and design that Landlord normally uses for buildings of a similar nature and general quality, provided, Landlord and its Design Builder identify to Tenant before ordering or installing such items for Tenant's reasonable approval. Any change or upgrade of such detail items from the standard anticipated by Landlord and identified in advance to Tenant must be handled as a change to the Outline Specifications or as a Change Request. All

shelving, bins, racking systems, equipment, and other trade fixtures that may be required or anticipated to be needed for the conduct of Tenant's business in the Facility or on the Premises, whether or not to be attached or affixed in a temporary or semi-permanent manner, are to be supplied (and installed) by Tenant at its expense and are not an obligation of Landlord.

(D) Landlord Preparation of Plans and Specifications. Within 60 days after the Effective Date, Landlord will cause plans and specifications, which shall consist of construction blueprints and other specifications, to be prepared by its duly-licensed Design Builder and engineers in accordance with the Outline Specifications, and shall provide three (3) copies of such construction drawings and specifications (the "Preliminary Plans") to Tenant, in one or more increments if plans are prepared in stages, for Tenant's review and approval prior to commencing construction. If Landlord provides plans in stages or increments, then Landlord will notify Tenant with the last set of plans and specifications so submitted that such plans are the last segment thereof (the "Last Plans Segment"). Landlord shall obligate its design professionals to prepare the construction drawings and specifications so that all Improvements contemplated thereby comply with all applicable laws, ordinances, codes and regulations for the uses contemplated and specified in the Outline Specifications (including the ADA) (collectively "Laws"). The following procedures apply to finalizing plans and specifications for the Facility:

(1) Tenant Corrections/Objections/Design and Construction Scope Changes. Upon receipt thereof, Tenant may object to the Preliminary Plans (or segment) in regard to items that fail to comply with specific requirements of the Outline Specifications attached hereto or the schematic plans approved by the parties,, or that fail to comply with applicable Laws (unless relating to work or improvements to be performed by Tenant or Tenant's contractors for its installation of cables and telecommunications); provided, however, that if Tenant desires to change the design or type of improvements to be constructed as part of the Facility from that specified in the Outline Specifications ("Design and Construction Scope Changes") then Tenant may specify such proposed Design and Construction Scope Changes during its first opportunity to make comments and correction to the Preliminary Plans provided by Landlord. Any time delay (as identified by the Design Builder which will perform such work) for review, approval, pricing and revisions to Preliminary Plans to conform to Design and Construction Scope Changes, and any delay in construction time (as identified by the Design Builder to perform such work) for the Substantial Completion of the Facility with those Design and Construction Scope Changes that are approved by Landlord as compared to without them, shall constitute Tenant Delay for purposes of this Lease, except, however, comments made by Tenant because the Preliminary Plans do not comply with the Outline Specifications, or which fail to comply with Laws shall be made and implemented without any Change Cost to Tenant and without being a Tenant Delay. Tenant shall make its appropriate, detailed objections and proposed Design or Construction Scope Changes (if any) to the Preliminary Plans (or segment thereof so provided) in writing to Landlord within five (5) business days after Tenant's receipt of the relevant Preliminary Plans or segment thereof. If Tenant fails to timely make such written objections and/or specify in detail its proposed Design and Construction Scope Changes, then Tenant shall be deemed to have approved such Preliminary Plans (including any variance contained therein which are specifically marked on the Outline Specifications as variances as compared to the

Outline Specifications attached to this Lease or any requests subsequently made by Tenant) without change.

(2) Landlord's Approval of Design and Construction Scope Changes. Landlord shall not unreasonably withhold or delay (but it shall always have a minimum of five (5) business days to respond) providing its estimated Change Costs and approval of feasible Design and Construction Scope Changes requested by Tenant, but, without limitation of its general right of approval (i) Landlord shall have the right to consider whether the change will make the Premises more or less marketable for sale or lease in the future, and (ii) all increased/decreased design, construction and other costs relating thereto shall, if approved by both Landlord and Tenant, be Change Costs to be either credited to Tenant's Change Costs account or borne by Tenant and paid to Landlord during construction as such changes are constructed at the Facility. Landlord's reasonable decision on such matters, if made in good faith, shall be final.

(3) Tenant's Approval or Deemed Approval of Revised Plans and/or Change Order for Design and Construction Scope Changes. The following provisions apply to Landlord's response to objections and/or Design and Construction Scope Changes made or requested by Tenant as provided above:

(i) Revised Plans Without Design and Construction Scope Changes. If Tenant timely makes such written objections to Landlord that do not (a) involve Design and Construction Scope Changes; and (b) do not increase Change Costs of the Facility, then the Preliminary Plans, with changes as required by appropriate objections timely made by Tenant and such Design and Construction Scope Changes as Landlord may approve, shall be deemed approved by Tenant without further submittal thereof to Tenant and Landlord may commence the permitting process and construction thereof. If, however, Landlord elects to resubmit the final, revised plans and specifications to Tenant for its final approval, then Tenant shall notify Landlord in writing within five (5) business days after receipt thereof of proper corrections.

(ii) Revised Plans/Change Orders If Design and Construction Scope Changes are Requested. If Tenant requests Design and Construction Scope Changes in its timely delivered objections to the Preliminary Plans delivered by Landlord, then Landlord shall notify Tenant of its determination of anticipated construction time delay ("Tenant Delay") and estimated cost impact ("Change Costs") of the Design and Construction Scope Changes at the time Landlord approves the proposed Design and Construction Scope Changes requested by Tenant and incorporate them into a Change Order for signature by Tenant, which may be before such Design and Construction Scope changes are incorporated into the plans and specifications or after such incorporation if the next following sentence hereof applies thereto. IF TENANT FAILS TO NOTIFY LANDLORD WITHIN

FIVE (5) BUSINESS DAYS AFTER RECEIPT OF SUCH CHANGE ORDER TOGETHER WITH CHANGE COSTS AND TENANT DELAY ESTIMATE (WITH OR WITHOUT MODIFIED PLANS) (the "Change Order Outside Acceptance Date") WHETHER TENANT CONFIRMS OR RETRACTS ITS DESIRE TO INCORPORATE THE DESIGN AND CONSTRUCTION SCOPE CHANGES APPROVED BY LANDLORD (AND BY CONFIRMING BE DEEMED TO HAVE ACCEPTED THE AMOUNT OF TENANT DELAY AND CHANGE COSTS REFERENCED IN LANDLORD'S NOTICE), THEN TENANT SHALL BE DEEMED TO HAVE INDICATED ITS ELECTION TO WITHDRAW ITS REQUEST FOR SUCH CHANGE ORDER. LANDLORD WILL NOT HOLD IN SUSPENSE WORK THAT WILL BE AFFECTED BY THE CHANGE ORDER IF DEEMED DISAPPROVED. IF APPROVAL OF THE CHANGE ORDER BY TENANT (WITHOUT MODIFICATION OF ITS TERMS) IS RECEIVED BY LANDLORD AFTER THE CHANGE ORDER OUTSIDE ACCEPTANCE DATE, AND LANDLORD GIVES NOTICE OF ITS ACCEPTANCE OF THE LATE ACCEPTED CHANGE ORDER OR FAILS TO GIVE TENANT NOTICE WITHIN FIVE (5) BUSINESS DAYS FROM RECEIPT OF TENANT'S LATE ACCEPTANCE NOTICE THAT SUCH CHANGE ORDER IS REFUSED, THEN LANDLORD WILL BE DEEMED TO HAVE ACCEPTED THE APPROVED CHANGE ORDER DESPITE TENANT'S LATE ACCEPTANCE UNLESS TENANT'S ACCEPTANCE WAS MORE THAN THIRTY (30) DAYS AFTER THE CHANGE ORDER OUTSIDE ACCEPTANCE DATE (IN WHICH LATTER CASE IT WILL BE DEEMED REJECTED BY LANDLORD). When Landlord delivers revised plans and specifications, Change Costs and Tenant Delay estimates (the "Package") to Tenant reflecting incorporation of Design and Construction Scope Changes (whether with the Change Order or thereafter), Tenant may object thereto (i) prior to execution of the Change Order if the revised plans and specifications are included in the Package and accompany the Change Order, or (ii) within five (5) business days after receipt of the Package if such revised plans are provided after the Change Order, but Tenant's objections thereto will be limited to any errors or legal non-compliance in Design and Construction Changes approved by Landlord (no further Design and Construction Scope Changes may be submitted). Tenant's failure to timely make such objections in such time is deemed approval by Tenant. Design and Construction Scope Changes DO NOT increase the amount of work for which Landlord will bear the cost under this Lease, Landlord's cost being limited to the work required by the Outline Specifications only. and other costs of Landlord herein.

(iii) Changes Approved on Condition They Are Omitted from Substantial Completion. If any Design and Construction Scope Changes proposed by Tenant and approved by Landlord for incorporation into the Final Plans and Specifications are of a nature that Landlord cannot be certain (in time for approval of the requested change) of the time for delivery of materials or final installation thereof, Landlord will notify Tenant before any Change Order is prepared, and if Tenant elects to continue Landlord may insist as a condition to approval thereof that the same be deleted from the requirement for Substantial Completion, and be included only as an item "to be installed promptly upon obtaining delivery of necessary materials". As to any such items so designated, Landlord will not be responsible for any disruption of Tenant's business activities in making such deferred installations after Tenant commences its occupancy of the Premises, and Tenant will reasonably accommodate Landlord's deferred work in a manner so as not to increase Landlord's cost of installation. Notwithstanding the foregoing, however, Landlord will provide Tenant the opportunity to schedule installation in a manner reasonably desired by Tenant to minimize interruption to its business (which Tenant-preferred schedule will be provided by Tenant to Landlord within five (5) business days of Landlord's request, or longer period stated in Landlord's notice, or this option will be deemed waived by Tenant). If Tenant desires to elect this option, and the option creates a positive Change of Costs, Tenant must pay the added costs to be incurred by Landlord in connection with such accommodation in advance of Landlord's performance of the work, and in all events no later than ten (10) business days after Landlord gives Tenant the pricing for such option in writing or such longer period as Landlord may state in such notice.

(iv) Notwithstanding anything to the contrary in this Exhibit C or the Lease, in no event is Tenant required to pay any Change Costs and no Tenant Delay resulting from any Change Request or Change Order will be effective unless specified in a Change Order signed by Tenant before the applicable work is performed. Provided that Tenant agrees to pay for the Design and Construction Scope Change and approves the potential change to the schedule, Landlord will not withhold its approval to any reasonable Design and Construction Scope Change that does not substantially alter the Outline Plans and Specifications that is requested by Tenant.

(4) Final Plans and Specifications. The final construction drawings and specifications approved or deemed approved by Tenant hereunder after Tenant's receipt of the Last Plans Segment, as subsequently amended by written Change Orders (if any) approved in writing by Landlord and Tenant, and any minor adjustments necessary for permitting, are herein called the "Final Plans and Specifications." If Tenant desires further Design and Construction Scope Changes after Landlord's first revisions to the

plans and specifications pursuant to Tenant's first comment and objection notice hereunder that is permitted to and does contain Design and Construction Scope Changes, then the Final Plans and Specifications will be finalized without such further changes and further changes will be handled as Change Requests/Change Orders as specified below (or, at Landlord's option, it may follow and require that Tenant follow the same procedure above for handling the first set of Design and Construction Scope Changes without first finalizing the revised plans and specifications). Approval or deemed approval of Final Plans and Specifications by Tenant pursuant to the terms hereof (after Tenant's receipt of the Last Plans Segment) shall result in Tenant being deemed to have agreed to pay any net increases in Change Costs and the charging of Tenant Delay in accordance with any Change Orders approved in writing by Tenant. Items stated clearly in the Final Plans and Specifications as being "reserved for future construction or design" or similar designation of reservation (any such items so shown are herein called the "Reserved Items") are part of Deferred Work (as defined below) and will be omitted from the requirements hereof for Substantial Completion of the Facility, but Landlord will not be released from the obligation to construct the Reserved Items with reasonable diligence as long as, no later than ten (10) days after Landlord notifies Tenant that Substantial Completion of the Facility is anticipated to occur during the period that is between fifteen (15) and thirty (30) days thereafter, Tenant requests of Landlord in writing that the design (if necessary) and installation of such Reserved Item(s) be commenced and prosecuted to completion without further delay. Notwithstanding the foregoing, however, if Tenant requests in writing that a deadline be established by Landlord for a particular Reserved Item or Reserved Items by which deadline Tenant must authorize completion of design and installation of such Reserved Item as a condition to such Reserved Item not being considered Deferred Work, Landlord will provide Tenant with such deadline date, and if Tenant actually authorizes Landlord to proceed with such design and installation of such Reserved Item or Items by the deadline so specified by Landlord (and Tenant makes appropriate specification or finish elections when requested by Landlord in relation thereto), then the Reserved Item(s) in question shall not be considered Deferred Work. Landlord reserves the right reasonably to determine that any particular Reserved Item(s) may not be omitted from construction, and Landlord may at any time at its reasonable discretion install any Reserved Items that Tenant has not requested to be installed if Landlord considers them important to the market value of the Premises. Without Tenant's prior written approval, Landlord may make any changes to the Final Plans and Specifications it may desire to increase the elevation of all or part of the Land site and/or Facility and/or add to the offsite flood detention facilities of the Premises as long as the same is at no added cost to Tenant and Landlord verifies in writing to Tenant that (a) such unilateral changes will not adversely affect the flooding characteristics of the Premises, (b) any added fill is comprised of clean fill material properly compacted for the improvements being constructed on it (i.e., under building slabs and paving — excavation or spoils materials extracted from the site may be used as fill in landscape areas, berms and other areas not underneath impervious cover), (c) such unilateral changes do not change the height of dock-high loading facilities (if any) that are part of the Facility or impede truck well access by Tenant's trucks if a truck well is included in the Facility design.

(E) Cost of Plans Included. The Landlord's cost of the Facility includes cost of preparation of construction drawings, as required by municipal or governing authority, but only as to the improvements as contemplated in the Outline Specifications (costs related to Change Orders to the Outline Specifications are Tenant's cost/credit). All expenses for the construction of the Facility, excluding the Tenant's Change Costs, shall be the sole expense of Landlord.

(F) Construction; Tenant Delay. Landlord shall begin construction of or site-work necessary for the described Facility within (or at its option any time prior to) fifteen (15) business days after receipt of all applicable building permits from governmental authorities with jurisdiction over issuance of such permits or, if no building permits are required in the jurisdiction, then within thirty (30) days after Tenant's approval or deemed approval of Final Plans and Specifications. Landlord shall (subject to Tenant's limited rights and recourses hereunder) cause contractors of its choice to construct the Facility in substantial accordance with the Final Plans and Specifications and in accordance with the other requirements of this Lease the construction of the Facility shall proceed in accordance with the "Facility Schedule" to be submitted to Tenant for approval that it is consistent with the dates in this Lease. Subject to compliance with Paragraph 2(g) of the Lease, Tenant may begin to install fixtures or perform any construction in or upon the Premises. At early entry, Tenant may install certain specific fixtures and items of Tenant property provided (i) that such activity by Tenant will not void or reduce the coverage of the builder's risk insurance policy covering the Facility during construction, (ii) that the risk of interference with Landlord's remaining work is minimal, and (iii) Tenant does not begin operations in the Premises before Substantial Completion. All such early installed Tenant property shall be there at Tenant's sole risk as stated in Paragraph 13 of the Lease. Any interference with Landlord's Work by reason of Tenant's early entry shall be Tenant Delay. Tenant Delay as used in this Lease or this **Exhibit C** has the meaning set forth below. Excess Tenant Delay (as defined below) shall not justify any extension of the Commencement Date of the Lease, but rather, the Commencement Date of the Lease and Substantial Completion of the Facility shall be deemed to be the date on which Landlord reasonably projects it would have been able to achieve Substantial Completion of the Facility (excluding Deferred Work) but for the existence of aggregate Tenant Delay exceeding thirty (30) days (such projected date being herein called the "Date of Deemed Substantial Completion" and such Tenant Delay days over thirty (30) being herein called "Excess Tenant Delay"). If any dispute exists as to Landlord's certification of a Date of Deemed Substantial Completion, Tenant agrees to commence paying Rent under this Lease consistent with Landlord's certification, pending final resolution of such dispute pursuant to Paragraph 38 of the Lease. For purposes hereof, "Deferred Work" means (i) any Reserved Items (except as otherwise provided in Section 1(D)(4) of this Exhibit), (ii) any Allowance items as to which Tenant selections are not timely specified by Tenant as required in Section 1(G), below, and (iii) any items of work contained in the Final Plans and Specifications that Tenant requests that Landlord not install on the approved Facility Schedule (provided Landlord agrees to defer such installation for some period).

(G) Allowances. Allowances provided for in the Outline Specifications and that are stated in terms of dollar amounts, if any, are provided subject to that dollar limit ("Monetary Allowances"). Allowances provided for in the Outline Specifications and that are stated in terms of quantities of materials ("Quantity Allowances"), if any, include the cost of the materials in that quantity (and of the specified or standard type) and the cost of delivery to the site and labor to incorporate them into the Facility. Monetary Allowances and Quantity Allowances are herein

generically called "Allowances." Final specifications for all Allowance items (including any upgrades or increased quantities) must be approved by Tenant as part of the normal process stated above for approval of the Final Plans and Specifications. If, however, Landlord does not require such final specifications for all Allowance items to be approved and finalized at the same time as the main set of Final Plans and Specifications pursuant to the provisions above and such items are shown as Reserved Items, then the final specifications and detail for any remaining Allowance items shall be detailed and agreed to by Tenant within the time period reasonably specified by Landlord in its written request as Landlord deems necessary to allow Landlord to maintain its construction schedule as it sees fit to meet its obligations hereunder, including providing margins of error for unexpected delays or other delays that may be encountered of any kind. Finalizing Allowance items will be handled the same as a Change Order for purposes of approval and pricing of items and payment of costs over the Allowance (as if they constitute Change Costs); provided, however, that because Tenant is paying the excess cost and the item was generally contemplated in the Allowance item in the first instance, Landlord's approval of final selection and specification of Allowance items will not be withheld by Landlord if the same does not affect the structural integrity, floor area or exterior appearance of the Facility. No unused Allowances will be available to Tenant after Substantial Completion of the Facility per the Final Plans and Specifications unless the Allowance in question constitutes Deferred Work or Punch List Items, but prior thereto they shall be available to offset costs of Change Orders to the extent such unused Allowances or portions thereof are permanently eliminated by Change Order.

(H) Acceptance; Punch List. Tenant's taking of possession of all or part of the Premises (not including possession taken merely for the purpose of installing fixtures and Tenant improvements) shall evidence Tenant's acceptance the Premises in then existing condition, except for (i) Landlord's structural repair obligations under Paragraph 11 of this Lease and other obligations of Landlord; (ii) Landlord's obligation to correct or complete Punch List Items set forth on a written list (the "Joint Punch List") jointly prepared by Landlord and Tenant on a joint walk-through of the Facility prior to Tenant's occupancy (the "Walk-through"); (iii) latent or other defects that are not observable during the Walk-through, and (iv) warranty work. "Punch List items" are all Landlord construction work as required under this Lease that remains to be completed or corrected following Substantial Completion, including Deferred Work. The Joint Punch List Walk-through will be conducted and the Joint Punch List completed within fifteen (15) days after Landlord gives Tenant written notice of Substantial Completion. Tenant will give Landlord at least two (2) business days' written notice of the proposed day for the Joint Punch List Walk-through, and Landlord will notify Tenant within one (1) business day of receipt of such notice of the time on such day (during normal business hours) that is acceptable to Landlord to conduct the Joint Punch List Walk-through inspection. Landlord will use reasonable diligence to complete the Punch List Items identified on the Joint Punch List within sixty (60) days of the date of the Joint Punch List Walk-through. The Joint Punch List will not include any damage to the Premises caused by Tenant's move-in or early entry, if permitted. Damage caused by Tenant will be repaired or corrected by Tenant, at Tenant's expense. If Landlord disagrees that certain items requested by Tenant to be included on the Joint Punch List are actually defective or incomplete then such items will be included on the Joint Punch List and (if prepared jointly during a Walk-through) will be signed by both parties and reflect the items that are "subject to protest" by Landlord (or otherwise disputed by Landlord), but Landlord may file such a protest list on any Joint Punch List unilaterally submitted by Tenant to Landlord under the above provisions of this paragraph within five (5) business days after receipt thereof from Tenant. If the

parties cannot resolve their differences over protested Joint Punch List items, then the parties may enforce their respective rights at law in regard thereto. Any Punch List Items that are not latent defects and that are not identified on such Joint Punch List are deemed accepted, approved and waived by Tenant. Prior to taking occupancy of the Premises (or thereafter upon Landlord's demand if it allows Tenant's occupancy without requiring the same as a condition to occupancy), Tenant agrees to execute a written confirmation of the Commencement Date and termination date of the initial term of this Lease.

Section 2. **CHANGE ORDERS**. Changes to the work Landlord will perform as part of its construction of the Facility, whether at Landlord's or Tenant's expense, and that Tenant desires to have considered after Landlord's submission of Preliminary Plans to Tenant and prior to Landlord's completion of Final Plans and Specifications will be handled as Design and Construction Scope Changes pursuant to Section 1 above. If Tenant desires that a change be made to the Final Plans and Specifications, Tenant shall request such change in writing (a "Change Request") and such change shall be governed by the following provisions:

(A) Change Order Approval Process.

(1) Tenant Change Requests/Conversion to Change Orders. Landlord shall be reasonable in approving Change Requests, but no Change Request will be deemed a Change Order (as defined below) until approved and signed by Landlord or Landlord's authorized representative and Tenant. If Landlord determines that it is too close to completion of the Preliminary Plans to be submitted to Tenant, then Landlord may defer a Change Request by Tenant for consideration and re-submittal by Tenant as a Design and Construction Scope Change after Landlord's delivery of the Preliminary Plans for Tenant's review under Section 1 above. If any Change Request requires changes that will delay the Substantial Completion of the Facility, Landlord may condition its approval of such Change Order on Tenant's written acknowledgement that the number of days of such delay specified by Landlord will constitute "Tenant Delay" for purposes of establishing Substantial Completion and the Commencement Date of this Lease. A "Change Order" is the formal written change order prepared by Landlord and delivered to Tenant in response to Tenant's Change Request, containing (i) the final changes in the Final Plans and Specifications, (ii) a reasonable accounting of the cost/credit for such change work, and (iii) the effect on Tenant Delay (if any), and which is signed by Landlord and accepted in writing by Tenant. As stated above, the Change Order may include a condition that Tenant acknowledges the Tenant Delay that will result from such Change Order, as established by Landlord, as a condition to Landlord's approval. Upon receipt of a Change Request, Landlord may discontinue all work that may be affected only to the extent necessary for the requested Change Order, and the time to consider such Change Request during such discontinuance shall, whether or not the change is ultimately approved by Tenant or Landlord, be Tenant Delay. The provisions of Section 1(C)(3)(ii) above in this Exhibit shall apply to Change Orders issued under this paragraph the same as they apply to Change Orders issued by Landlord thereunder in regard to Design and Construction Scope Changes.

(2) Certain Change Orders Initiated by Landlord. A Change Order will be issued by Landlord and deemed accepted by Tenant for changes in Legal Requirements

(or interpretations thereof by local governing authorities) or the costs of compliance with Legal Requirements not provided for in the Specifications contained in Exhibit B, and Tenant agrees to execute the same promptly upon Landlord's written request accompanied by documentation reasonably necessary to establish the condition or increase, subject to the limitations stated below in this paragraph. In such event, Landlord bear the costs of such Change Order.

(B) Change Costs. Tenant shall pay all reasonable costs and expenses relating to any Change Request from Tenant and the resulting change in construction, including, without limitation, costs of architectural design, revisions to the Final Plans and Specifications, costs required to be paid to any contractor for idle time or time during which construction must be suspended pending documentation of such change, added costs of additional or substituted materials, added costs of labor (including demobilization, remobilization, contractor overhead, general conditions and profit), costs of removing or modifying other work, additional permitting costs, if any, and additional costs of equipment rental and the like (collectively, "Change Costs") to the extent such Change Costs are set forth in a Change Order that has been mutually executed. Notwithstanding the foregoing, Landlord shall credit Tenant for Change Orders that reduce the cost of the Tenant Improvements, and Change Costs shall be net of any such reduced costs.

(C) Payment of Change Costs. Tenant agrees to pay the Change Cost of each approved Change Order in advance of Landlord's institution of such change, within ten (10) days after the Change Costs are incurred in the course of construction and mutual execution of the Change Order by the parties if the Change Cost is more than $10,000.00. If the Change Cost is less than $10,000.00, Landlord will proceed with the Change Order work upon approval of the Change Order, and Tenant will pay the Change Cost within thirty (30) days of Landlord's invoice therefor. If Tenant fails to make payment of Change Costs required within the applicable period for payment (10 or 30 days, as applicable) after execution of the Change Order, then Landlord shall be entitled to deem the proposed Change Order void (whether or not the same had been approved by Landlord) and proceed with its construction without such change (but without relieving Tenant of the obligation to pay Change Costs that were incurred by Landlord even if the change is canceled). If Tenant fails to pay any Change Costs required to be paid hereunder for a period of thirty (30) days or more after the above due-date for such payment (10 or 30 days after invoicing, as applicable), then such failure will be deemed a failure on the part of Tenant to pay Rent under this Lease.

(D) Change Orders Incorporated. Change Orders (issued by Landlord and timely approved by Tenant hereunder) are incorporated by reference into this Lease when and as approved. Landlord will not proceed with work pursuant to an approved Change Order resulting from a Change Request by Tenant without prior approval from Tenant of the Change Costs and the impact on Tenant Delay attributable thereto.

Section 3. CONSTRUCTION OF FACILITY.

(A) Landlord's Work and Compliance with Laws. Landlord represents to Tenant that the Landlord Work shall be delivered to Tenant as of the Effective Date in compliance with applicable Laws in effect as of such date, including, but not limited to, all environmental Laws and the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated

thereunder ("ADA"). If the Improvements as delivered are determined not to be in compliance with Laws in effect as of the date, Landlord, at its sole cost and expense, shall promptly cause the same to be placed in compliance (including any construction, alterations or improvements needed for such compliance) and shall be responsible for all damages, costs and expenses actually incurred by Tenant and resulting from such non-compliance.

(B) Facility Schedule. Landlord, through its contractor, shall commence and thereafter diligently pursue to completion, the construction of the Improvements, in accordance with the Facility Schedule attached hereto. All Landlord's Work shall be constructed in a good and workmanlike manner, in accordance with the Final Plans and Specifications, subject only to approved Change Orders. Notwithstanding the foregoing, the dates for completion of construction of the Improvements as set forth in the Facility Schedule (the "Completion Date") shall be extended by the number of days by which construction is actually delayed due to (i) any incident of Force Majeure (as defined in Section 33 of this Lease) and claimed in accordance with Section 38 or (ii) a Tenant Delay.

(C) Landlord shall keep and maintain, and shall cause its Contractor to keep and maintain, accurate and complete records documenting all costs and expenses incurred in connection with the Improvements and Change Orders for which Tenant is required to pay any costs, and shall send to Tenant copies of any contracts, invoices, receipts and other information relating to such construction which Tenant may request. Tenant and its designees may, upon reasonable request in advance, inspect and audit any of Landlord's and/or its Contractor's or subcontractors' books and records relating to the Work and Change Orders for which Tenant pays any Costs. All construction contracts with contractor and subcontractors shall expressly authorize such inspection and audit by Tenant and its designees, and Landlord shall cooperate reasonably with Tenant in performing any such inspection or audit.

(D) All Landlord's Work shall include a minimum one year warranty following Substantial Completion, or such longer warranty period as set forth in the construction contracts for the Landlord's Work. All manufacturers' warranties shall be identified to Tenant and reviewed prior to acceptance of the Final Plans and Specifications. To the extent commercially reasonable, such manufacturers' warranties shall name Tenant as a co-beneficiary of the warranties (so that either Landlord or Tenant may pursue any claim under the warranties against the applicable manufacturer), or, alternatively, if Landlord is the sole named beneficiary/owner of the warranty or warranties, Landlord shall pursue with the manufacturers any claim

Section 4. COMPLETION DATE. If Substantial Completion of the Facility is not achieved by Landlord for any reason (other than Tenant Delay and Force Majeure) by the Completion Date, the Commencement Date of this Lease shall be delayed until the date of Substantial Completion of the Facility by Landlord or the Date of Deemed Substantial Completion. Such extension is in addition to the delay damages for late completion of the Lay-down Area set forth in the Lease.

Section 5. DEFINITIONS. For purposes of this **Exhibit C**, the following terms shall have the meaning set forth below.

"Building" means any portion of the Facility that comprises an enclosed building structure.

"Facility" means the Building, structures, improvements and fixtures to be constructed and installed on the Land by Landlord pursuant to the Final Plans and Specifications.

"Outline Specifications" means the proposal dated January 7, 2019, including outline specifications for the Facility as described in **Exhibit B** attached to this Lease.

"Tenant Delay" means any and all of the following: (i) any failure by Tenant to timely approve or approve with comments the Plans and Specifications or any revision to any such documents, (ii) any change by Tenant in the Outline Specifications or any of the Plans and Specifications that results in additional design or construction time, or that results in suspension of any portion of Landlord's work pending approval or disapproval and/or design of the change work, (iii) any of the following to the extent of the delay in Landlord's construction that is the probable result thereof: (A) advance delivery of equipment or furnishings by Tenant to the Premises, (B) requirements of the Plans and Specifications for materials that are specially fabricated or must be ordered from out-of-town suppliers or suppliers who are not Landlord's customary suppliers and that require a lead time to obtain that is not in keeping with Landlord's construction schedule, (C) any actual interference or other act or omission of Tenant, its agents or employees, including any violation of the provisions of the Lease or any delay in giving authorizations or approvals pursuant to this Lease, that delays Landlord's prosecution of its construction work on the Facility, or (D) any other event expressly identified as Tenant Delay under any provision of this Lease.

EXHIBIT D

RULES AND REGULATIONS

1. Any common sidewalks, roads, entries, and driveways of the Premises shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc. in the parking areas, landscape areas or other areas outside of its Premises, or on the roof of the Premises.

3. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agents will direct the electrician as to where and how to wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant's expense.

4. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as performed in Tenant's normal course of business including without limitation testing, maintenance, repair, or other servicing of equipment or other mechanical apparatus. Explosive or other articles that are extra hazardous shall not be brought into the Premises.

5. Parking any type of recreational vehicle is specifically prohibited on or about the Premises. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. If an vehicle is disabled, it shall be removed within 48 hours. There shall be no For Sale or other adverting signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.

6. Tenant shall maintain the Premises free from rodents, insects and other pests.

7. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus or other service equipment affecting the Premises.

8. Tenant shall not permit dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

9. No auction, public or private, will be permitted on the Premises.

10. No awnings shall be placed over the windows in the Premises except with prior written permission of the Landlord.

11. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease; provided, however, that Tenant may install microwave oven(s) and coffee and tea makers in connection with an

employee lunch room, break room or snack bar. No gaming devices shall be operated on the Premises.

12. Tenant assumes full responsibility for protecting the Premises from theft, robbery, and pilferage.

EXHIBIT E

RENEWAL OPTIONS

1. Renewal Right. So long as no Event of Default exists at the time of Tenant's exercise of such right, upon giving Landlord not more than twelve (12) months nor less than six (6) months' prior written notice in each instance, Tenant will have the right, but not the obligation, to renew the Lease Term with respect the Premises for up to two (2) periods of sixty (60) months each (each a "Renewal Term"), beginning the day after the last day of the Lease Term or of the first Renewal Term, as applicable, for the Rent set forth below, but otherwise on the same terms and conditions as this Lease.

2. Base Rent for Renewal Term(s) The Base Rent for the Renewal Term(s) will be a 2.5% Base Rent increase from the previous twelve (12) month period, with 2.5% annual increases thereafter. For the purposes of the First Renewal Term, the Base Rent increase would be based off the Months 109-120 Base Rent of 1.36/SF NNN contained in the Lease.

EXHIBIT F

MOVE OUT CONDITIONS

Per Paragraph 21 of the Lease, Tenant is obligated to check and address prior to move-out of the facility the items listed below. Landlord expects to receive the space in a well-maintained condition, with normal wear and tear, casualty damage and condemnation excepted. The following list is designed to assist you in the move-out procedures but is not intended to be all inclusive.

- All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

- All truck doors and dock levelers should be serviced and placed in operating order. This would include the necessary replacement of any dented truck door panels and adjustment of door tension as needed to insure proper operation. All door panels that are replaced need to be painted to match the building standard.

- All structural steel columns in the warehouse and office should be inspected for damage. Repairs of this nature should be pre-approved by the Landlord prior to implementation.

- Heating/air-conditioning systems should be in working order commensurate with the age of the systems, including the necessary repair of any parts to return the unit to a well maintained condition. This includes warehouse heaters and exhaust fans. Upon move-out, at Landlord's expense, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition. Tenant is not required to replace HVAC systems or other capital items.

- All holes in the sheet rock walls should be repaired prior to move-out.

- The carpets and vinyl tiles should be in a clean condition and should not have any holes or chips in them. Landlord will accept normal wear on these items provided they appear to be in a maintained condition.

- Facilities should be returned in a clean condition that would include cleaning of the coffee bar, restroom areas, windows, and other portions of the space.

- The warehouse should be in broom clean condition with all inventory and racking removed. There should be no protrusion of anchors from the warehouse floor and all holes should be appropriately patched. If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

- All exterior windows with cracks or breakage should be replaced.

- The Tenant will provide keys for all locks on the premises, including front doors, rear doors, and interior doors.

- Items that have been added by the Tenant and affixed to the building will remain the property of Landlord, unless agreed otherwise. This includes but is not limited to mini-blinds, air conditioners, electrical, water heaters, cabinets, flooring, etc.

- All electrical systems should be left in a safe condition that conforms to code in effect as of the installation. Bare wires and dangerous installations should be corrected prior to move-out.